As filed with the Securities and Exchange Commission on March 2, 2005
Registration No. 333-120593

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lear Corporation

(Exact name of Registrant as specified in its charter)

Delaware	13-3386776
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

and subsidiary guarantors:

Lear Operations Corporation

Lear Seating Holdings Corp. #50
Lear Corporation EEDS and Interiors
Lear Technologies, LLC
Lear Midwest Automotive, Limited Partnership
Lear Automotive (EEDS) Spain S.L.
Lear Corporation Mexico, S.A. de C.V.
(Exact name of Registrants as specified in their respective charters)

Delaware	38-3265872
Delaware	38-2929055
Delaware	38-2446360
Delaware	52-2133836
Delaware	61-1317467
Spain	38-3384976
Mexico	CIN830323-T75
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2531

(Primary Standard Industrial Classification Code Number)

Daniel A. Ninivaggi Senior Vice President, Secretary and General Counsel Lear Corporation
21557 Telegraph Road	21557 Telegraph Road
Southfield, Michigan 48034	Southfield, Michigan 48034
(248) 447-1500	(248) 447-1500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John L. MacCarthy, Esq.

Winston & Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601
(312) 558-5600

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement has become effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

EXCHANGE OFFER

for
All Outstanding
5 3/4% Senior Notes Due 2014
of
Lear Corporation
and
Related Subsidiary Guarantees

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 1, 2005, UNLESS EXTENDED.

TERMS OF THE EXCHANGE OFFER

•	Lear is offering to exchange 5 3/4% Series B Senior Notes due 2014, which have been registered under the Securities Act of 1933, for all of its original unregistered 5 3/4% Senior Notes due 2014.

•	The exchange notes, like the original notes, will be senior unsecured obligations of Lear. Lear’s obligations under the original notes are, and its obligations under the exchange notes will be, fully and unconditionally guaranteed on a senior unsecured basis by several of Lear’s wholly-owned subsidiaries that guarantee Lear’s obligations under its Senior Credit Facilities.

•	The terms of the exchange notes are identical in all respects to the terms of the original notes for which they are being exchanged, except that the registration rights and related liquidated damages provisions, and the transfer restrictions, applicable to the original notes are not applicable to the exchange notes.

•	Subject to the satisfaction or waiver of specified conditions, Lear will exchange the applicable exchange notes for all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	Lear will not receive any proceeds from the exchange offer.

      See “Risk factors,” beginning on page 9, for a discussion of certain factors that should be considered before tendering your original notes in the exchange.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated March 4, 2005.

Prospectus Summary	1
Risk Factors	9
Incorporation of Certain Information by Reference	15
Forward-Looking Statements	15
Use of Proceeds	17
Summary Consolidated Financial Information	18
The Exchange Offer	20
Description of Exchange Notes	27
Certain United States Federal Income Tax Considerations	39
Plan of Distribution	43
Legal Matters	44
Experts	44
Opinion of Winston & Strawn LLP
Opinion of Squire, Sanders & Dempsey
Opinion of Baker & McKenzie
Computation of Net Income Per Share
Computation of Ratios of Earnings to Fixed Charges
Consent of Ernst & Young LLP
Statement of Eligibility & Qualification
Form of Letter of Transmittal
Form of Letter to Brokers, Dealers, Commerical Banks, Trust Companies & Other Nominees
Form of Letter to Clients
Form of Notice of Guaranteed Delivery

      You should rely on the information contained in this prospectus or to which we have referred you or any other information you deem relevant in making your decision to tender. We have not authorized anyone to provide you with information that is different than the information contained or incorporated by reference in this prospectus. This prospectus may only be used where it is legal to sell these securities.

PROSPECTUS SUMMARY

      This summary highlights selected information from this prospectus. This summary includes a summary of what we believe are the material terms of the exchange offer and the exchange notes. We urge you to carefully read and review the entire prospectus and the other documents to which it refers to fully understand the terms of the exchange notes and the exchange offer. When we use the terms “Lear,” “we,” “us” and “our,” unless otherwise indicated or the context otherwise requires, we are referring to Lear Corporation and its consolidated subsidiaries.

Lear

General

      We are one of the world’s largest automotive interior systems suppliers based on net sales. Our net sales have grown from $12.4 billion for the year ended December 31, 1999, to $17.0 billion for the year ended December 31, 2004. The major source of our internal growth has been new program awards. We supply every major automotive manufacturer in the world, including General Motors, Ford, DaimlerChrysler, BMW, PSA, Fiat, Volkswagen, Renault-Nissan, Mazda, Toyota, Subaru and Hyundai.

      We have capabilities in all five principal segments of the automotive interior market: seat systems; instrument panels and cockpit systems; overhead systems; door panels; and flooring and acoustic systems. We are also one of the leading global suppliers of automotive electrical distribution systems. As a result of these capabilities, we can offer our customers fully integrated automotive interiors, including electronic products and electrical distribution systems. We were awarded the first-ever total interior integrator program by General Motors for the 2006 Cadillac DTS and Buick Lucerne models. As a total interior integrator, we work closely with the customer on the design and have lead or sole responsibility for the engineering, component/ module sourcing, manufacturing and delivery of the automotive interiors for these two passenger cars.

      We are focused on delivering high-quality automotive interior systems and components to our customers on a global basis. In order to realize substantial cost savings and improved product quality and consistency, automotive manufacturers are requiring their suppliers to manufacture automotive interior systems and components in multiple geographic markets. In recent years, we have followed our customers and expanded our operations significantly in Europe, Central America, South Africa and Asia. As a result of our efforts to expand our worldwide operations, our net sales outside of North America have grown from $4.3 billion in 1999 to $7.7 billion in 2004.

Strategy

      Our principal objective is to expand our position as a leading global supplier and integrator of automotive interior systems, including seat, interior and electrical systems. We pursue this objective by focusing on the needs of our customers.

      Our customers face continuing competitive pressures to improve quality and functionality at a lower cost and to reduce time to market and capital needs. These trends have resulted in automotive manufacturers seeking fewer independent suppliers to provide complete automotive interior systems. We believe that the criteria for selection of automotive interior systems suppliers are not only cost, quality, technology, delivery and service but also, increasingly, worldwide presence and full-service capabilities.

      Specific elements of our strategy include:

•	Enhance strong relationships with our customers by focusing on customer service, quality and cost;

•	Expand our business in Asian markets and with Asian automotive manufacturers worldwide;

•	Improve European business structure and expand European market share;

•	Capitalize on systems and integration opportunities;

•	Leverage electronic capabilities and invest in product technology and design capability;

•	Maintain flexible and efficient cost structure; and

•	Strategic acquisitions.

      Our principal executive offices are located at 21557 Telegraph Road, Southfield, Michigan 48034. Our telephone number at that location is (248) 447-1500.

Summary of the Terms of the Exchange Offer

General	On August 3, 2004, Lear completed a private offering of the original notes, which consisted of $400,000,000 aggregate principal amount of its 5 3/4% Senior Notes due 2014. In connection with the private offering, Lear entered into a registration rights agreement in which it agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes.

The exchange offer	Lear is offering to exchange up to $400,000,000 aggregate principal amount of its 5 3/4% Series B Senior Notes due 2014 which have been registered under the Securities Act for a like aggregate principal amount of its original unregistered 5 3/4% Senior Notes due 2014.

Original notes may be tendered only in $1,000 increments. Subject to the satisfaction or waiver of specified conditions, Lear will exchange the applicable exchange notes for all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. Lear will cause the exchange to be effected promptly after the expiration of the exchange offer.

Resales	Based on interpretations by the staff of the Securities and Exchange Commission, Lear believes that exchange notes issued in the exchange offer may be offered for resale, resold, or otherwise transferred by you, without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

• you acquire the exchange notes in the ordinary course of your business;

• you are not engaging in and do not intend to engage in a distribution of the exchange notes;

• you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes; and

• you are not an affiliate of Lear within the meaning of Rule 405 under the Securities Act.

If you are an affiliate of Lear, or are engaging in or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes:

• you cannot rely on the applicable interpretations of the staff of the Securities and Exchange Commission; and

• you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker or dealer seeking to receive exchange notes for your own account in exchange for original notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any offer to resell, resale, or other transfer of the exchange notes that you receive in the exchange offer.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on Friday, April 1, 2005, unless extended by Lear.

Withdrawal	You may withdraw the tender of your original notes at any time prior to the expiration of the exchange offer. Lear will return to you any of your original notes that are not accepted for exchange for any reason, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the exchange notes and the original notes	Each exchange note will accrue interest from the date of the completion of the exchange offer. Accrued and unpaid interest on the original notes exchanged in the exchange offer will be paid on the first interest payment date for the exchange notes to the holders on the relevant record date of the exchange notes issued in respect of the original notes being exchanged. Interest on the original notes being exchanged in the exchange offer shall cease to accrue on the date of the completion of the exchange offer.

Conditions to the exchange offer	The exchange offer is subject to customary conditions. Lear may assert or waive these conditions in its sole discretion. See “The exchange offer — Conditions to the exchange offer.”

Exchange agent	BNY Midwest Trust Company is serving as exchange agent for the exchange offer.

Procedures for tendering original notes	Any holder of original notes that wishes to tender original notes must cause the following to be transmitted to and received by the exchange agent no later than 5:00 p.m., New York City time, on the expiration date:

•	The certificates representing the tendered original notes or, in the case of a book-entry tender, a confirmation of the book-entry transfer of the tendered original notes into the exchange agent’s account at The Depository Trust Company, as book-entry transfer facility;

•	A properly completed and duly executed letter of transmittal in the form accompanying this prospectus or, at the option of the tendering holder in the case of a book-entry tender, an agent’s message in lieu of such letter of transmittal; and

•	Any other documents required by the letter of transmittal.

Guaranteed delivery procedures	Any holder of original notes that cannot cause the original notes or any other required documents to be transmitted to and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date, may tender original notes according to the guaranteed delivery procedures set forth in “The exchange offer — Guaranteed delivery procedures.”

Special procedures for beneficial owners	If you are the beneficial owner of original notes that are registered in the name of your broker, dealer, commercial bank, trust company, or other nominee, and you wish to participate in the exchange offer, you should promptly contact the person through which you beneficially own your original notes and instruct that person to tender original notes on your behalf. See “The exchange offer — Procedures for tendering.”

Representations of tendering holders	By tendering original notes pursuant to the exchange offer, each holder will make the representations to Lear described in “The exchange offer — Procedures for tendering.”

Acceptance of original notes and delivery of exchange notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, Lear will accept for exchange any and all original notes that are properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Lear will cause the exchange to be effected promptly after the expiration of the exchange offer.

U.S. federal income tax considerations	The exchange of original notes for exchange notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Certain United States federal income tax considerations.”

Use of proceeds	Lear will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. Lear will pay all expenses incident to the exchange offer.

Consequences of Exchanging or Failure to Exchange Original Notes

Pursuant to the Exchange Offer

Holders that are not broker-dealers	Generally, if you are not an “affiliate” of Lear within the meaning of Rule 405 under the Securities Act, upon the exchange of your original notes for exchange notes pursuant to the exchange offer, you will be able to offer your exchange notes for resale, resell your exchange notes and otherwise transfer your exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act.

This is true so long as you have acquired the exchange notes in the ordinary course of your business, you have no arrangement with any person to participate in a distribution of the exchange notes and neither you nor any other person is engaging in or intends to engage in a distribution of the exchange notes.

Holders that are broker-dealers	A broker-dealer who acquired original notes directly from us cannot exchange those original notes in the exchange offer.

Otherwise, each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. You should read “Plan of distribution” for a more detailed discussion of these requirements.

Failure to exchange	Upon consummation of the exchange offer, holders that were not prohibited from participating in the exchange offer and did not tender their original notes will not have any registration rights under the registration rights agreement with respect to such nontendered original notes. Accordingly, nontendered original notes will continue to remain outstanding and continue to be subject to the significant restrictions on transfer described in the legend on them. The nontendered original notes will continue to accrue interest. We do not intend to register the original notes under the Securities Act.

Summary of the Terms of the Exchange Notes

      The exchange notes will evidence the same debt as the original notes for which they are being exchanged. The exchange notes and the original notes will be governed by the same indenture. Except where the context requires otherwise, references in this prospectus to “notes,” or “securities” are references to both original notes and exchange notes, as the case may be.

Issuer	Lear Corporation.

Securities offered	$400,000,000 principal amount of 5 3/4% Series B Senior Notes due 2014.

Maturity date	August 1, 2014.

Interest payment dates	February 1 and August 1 of each year commencing on August 1, 2005.

Ranking	The exchange notes will be senior unsecured obligations and will rank equal in right of payment with all of our existing and future unsubordinated unsecured indebtedness. Indebtedness under our Senior Credit Facilities (as defined under “Description of exchange notes”) is secured by the pledge of all or a portion of the capital stock of certain of our subsidiaries. The exchange notes will not have the benefit of such pledges. In addition, the exchange notes will effectively rank junior in right of payment behind any existing or future secured debt to the extent of the value of the assets securing such debt. The exchange notes will also effectively rank junior in right of payment to all obligations of our subsidiaries which do not guarantee the exchange notes with respect to the assets of those subsidiaries and effectively rank junior in right of payment behind current and future secured debt of the guarantors to the extent of the value of the assets securing such debt.

Guarantees	The exchange notes will be guaranteed on a senior unsecured basis by each of our subsidiaries that guarantee our Senior Credit Facilities and our existing senior notes. In the event that any such subsidiary ceases to be a guarantor under our Senior Credit Facilities and the existing senior notes, such subsidiary will be released as a guarantor of the exchange notes. Pursuant to the Senior Credit Facilities, we currently have the right to release the guarantees of the Senior Credit Facilities. Such a release would cause the release of the guarantees of our existing senior notes and the exchange notes.

Optional redemption	We may redeem all or part of the exchange notes, at our option, at any time, at the redemption price equal to the greater of (a) 100% of the principal amount of the exchange notes to be redeemed, and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date discounted to the redemption date on a semiannual basis at the Treasury Rate plus 20 basis points, in each case, together with any accrued and unpaid interest to but excluding the date of redemption. See “Description of the exchange notes — Optional redemption.”

Restrictive covenants	We will issue the exchange notes under an indenture among us, the guarantors and BNY Midwest Trust Company, as trustee. The indenture will limit our ability and the ability of our restricted subsidiaries to create liens and engage in sale and lease-back transactions. The indenture will also limit our ability to engage in mergers and consolidations or to transfer all or substantially all of our assets. These covenants are subject to a number of important exceptions and limitations, which are described under the heading “Description of the exchange notes — Certain covenants.”

RISK FACTORS

      You should consider carefully the following risks in addition to all of the other information included or incorporated by reference in this prospectus, including the section entitled “Forward-looking statements,” before deciding whether to participate in the exchange offer. The risk factors set forth below, with the exception of the last risk factor, are generally applicable to the original notes as well as the exchange notes.

Risks Related to the Exchange Offer

If you fail to exchange your original notes for exchange notes, you will no longer have any registration rights with respect to your original notes.

      Upon the completion of the exchange offer, if you were not prohibited from participating in the exchange offer and you did not tender your original notes, you will no longer have any registration rights with respect to the original notes you still hold. These original notes are privately placed securities and will remain subject to the restrictions on transfer contained in the legend on the notes. In general, you cannot sell or offer to sell the original notes without complying with these restrictions, unless the original notes are registered under the Securities Act and applicable state securities laws. We do not intend to register the original notes under the Securities Act.

Risks Related to Us

A decline in automotive sales could reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the exchange notes.

      Demand for our products is directly related to automotive vehicle production. Automotive sales and production can be affected by general economic or industry conditions, labor relations issues, regulatory requirements, trade agreements and other factors. Automotive production in North America and Europe, our largest markets where most of our operations are located, has declined between 1999 and 2004. Numerous factors beyond our control could lead to a further decline in automotive production in these markets. Automotive industry conditions in North America and Europe continue to be challenging. In North America, the industry is characterized by significant overcapacity, fierce competition and significant pension and healthcare liabilities for the domestic automakers. North American automakers have recently announced production cuts which significantly impact several of our key platforms. In Europe, the market structure is relatively fragmented with significant overcapacity, and several of our key platforms have experienced production declines. Any decline in automotive production levels, particularly with respect to models for which we are a significant supplier, could reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the exchange notes.

The loss of business from a major customer could reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the exchange notes.

      General Motors and Ford, two of the largest automotive manufacturers in the world, together accounted for approximately 43% of our net sales in 2004, excluding net sales to Opel, Saab, Volvo, Jaguar and Land Rover, which are affiliates of General Motors or Ford. Inclusive of their respective affiliates, General Motors and Ford accounted for approximately 31% and 24%, respectively, of our net sales in 2004. In recent years, General Motors and Ford have experienced declining market shares in North America. A loss of significant business from General Motors or Ford, including a loss of business resulting from a decline in the market share of either of these customers, would be harmful to our business and our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the exchange notes. In addition, no assurances can be given that we will be successful in expanding our business with Asian automotive manufacturers.

The discontinuation of, the loss of business with respect to or a lack of commercial success of a particular vehicle model for which we are a significant supplier could reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the exchange notes.

      Although we have purchase orders from many of our customers, these purchase orders generally provide for the supply of a customer’s annual requirements for a particular model and assembly plant, renewable on a year-to-year basis, rather than for the purchase of a specific quantity of products. Therefore, the discontinuation of, the loss of business with respect to or a lack of commercial success of a particular vehicle model for which we are a significant supplier could reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the exchange notes.

Our substantial international operations make us vulnerable to risks associated with doing business in foreign countries.

      As a result of our global presence, a significant portion of our revenues and expenses are denominated in currencies other than U.S. dollars. In addition, we have manufacturing and distribution facilities in many foreign countries, including countries in Asia, Eastern and Western Europe and Central and South America. International operations are subject to certain risks inherent in doing business abroad, including:

•	exposure to local economic conditions;

•	expropriation and nationalization;

•	foreign exchange rate fluctuations and currency controls;

•	withholding and other taxes on remittances and other payments by subsidiaries;

•	investment restrictions or requirements;

•	export and import restrictions; and

•	increases in working capital requirements related to long supply chains.

      Expanding our business in Asian markets and our business relationships with Asian automotive manufacturers are important elements of our strategy. In addition, our strategy includes expanding our manufacturing operations in lower-cost regions. As a result, our exposure to the risks described above may be greater in the future. The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable. However, any such occurrences could be harmful to our business and our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the exchange notes.

High raw material costs may continue to have a significant adverse impact on our profitability.

      Higher costs for certain raw materials, principally steel, resins and diesel fuel, had a significant adverse impact on our operating results in 2004 and will continue to negatively impact our profitability in 2005. While we have developed strategies to mitigate or partially offset the impact of higher raw material costs, we cannot assure you that such measures will be successful. In addition, no assurances can be given that the magnitude and duration of these cost increases or any future cost increases will not have a larger adverse impact on our profitability and consolidated financial position than currently anticipated.

A significant labor dispute involving us or one or more of our customers or suppliers or that could otherwise affect our operations could reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the exchange notes.

      Most of our employees and a substantial number of the employees of our largest customers and suppliers are members of industrial trade unions and are employed under the terms of collective bargaining agreements. Virtually all of our unionized facilities in the United States and Canada have a separate agreement with the union that represents the workers at such facilities, with each such agreement having an expiration date that is independent of other collective bargaining agreements. Collective bargaining agreements covering approximately 60% of our unionized workforce of approximately 82,000 employees, including approximately 16% of our unionized workforce in the United States and Canada, are scheduled to expire during 2005. A labor dispute involving us or any of our customers or suppliers or that could otherwise affect our operations, or the inability by us or any of our customers or suppliers to negotiate an extension of a collective bargaining agreement covering a large number of employees upon its expiration, could reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the exchange notes. Significant increases in labor costs as a result of the renegotiation of collective bargaining agreements could also be harmful to our business and our profitability and thereby make it more difficult for us to make payments under our indebtedness, including the exchange notes.

Adverse developments affecting one or more of our major suppliers could harm our profitability.

      We obtain components and other products and services from numerous tier II automotive suppliers and other vendors throughout the world. In certain instances, it would be difficult and expensive for us to change suppliers of products and services that are critical to our business. Certain of our suppliers are financially distressed or may become financially distressed. Any significant disruption in our supplier relationships, including certain relationships with sole-source suppliers, could harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the exchange notes.

A significant product liability lawsuit, warranty claim or product recall involving us or one of our major customers could harm our profitability.

      In the event that our products fail to perform as expected and such failure results in, or is alleged to result in, bodily injury and/or property damage or other losses, we may be subject to product liability lawsuits and other claims. In addition, we are a party to warranty-sharing and other agreements with our customers related to our products. These customers may seek contribution or indemnification from us for all or a portion of the costs associated with product liability and warranty claims, recalls or other corrective actions involving our products. These types of claims could significantly harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the exchange notes.

We are involved from time to time in legal proceedings and commercial or contractual disputes, which could have an adverse impact on our profitability and consolidated financial position.

      We are involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including disputes with our suppliers, intellectual property matters, personal injury claims and employment matters. No assurances can be given that such proceedings and claims will not have a material adverse effect on our profitability and consolidated financial position.

Because a significant portion of our borrowings bear interest at variable rates, an increase in interest rates would reduce our profitability and thereby make it more difficult for us to make payments under our indebtedness, including the exchange notes.

      Since a significant portion of our borrowings are at variable rates of interest, we will be vulnerable to increases in interest rates, which would reduce our profitability and thereby make it more difficult for us to make payments under our indebtedness, including the exchange notes.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks described above. Secured indebtedness and borrowings by subsidiaries that are not guarantors will be effectively senior to the exchange notes.

      We and our subsidiaries will not be restricted by the original notes indenture or the exchange notes indenture from incurring additional indebtedness. As of December 31, 2004, we had additional unused borrowing availability under our primary credit facility of approximately $1.6 billion and significant additional borrowing availability under other working capital and revolving credit facilities. If new debt is added to our current debt levels, an even greater portion of our cash flows will be needed to satisfy our debt service obligations. As a result, we would be more vulnerable to general adverse economic and industry conditions and the other risks associated with high levels of indebtedness described above. The risks could limit our ability to make payment on the exchange notes.

      The exchange notes are unsecured and therefore will be effectively subordinated to any existing or future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the exchange notes will be effectively subordinated to the obligations of any of our subsidiaries that are not guarantors of the exchange notes with respect to the assets of those subsidiaries and effectively rank junior in right of payment behind current and future secured debt of the guarantors to the extent of the value of the assets securing such debt. As of December 31, 2004, we and the guarantors of the exchange notes had $25.0 million of secured indebtedness outstanding. In addition, as of December 31, 2004, the total liabilities of our subsidiaries which are not guarantors of the exchange notes were $2.8 billion. See “Description of the exchange notes.”

We depend upon cash from our subsidiaries. Therefore, if we do not receive dividends or other distributions from our subsidiaries, it could be more difficult for us to make payments under our indebtedness, including the exchange notes.

      A substantial portion of our revenue and operating income is generated by our wholly owned subsidiaries. Accordingly, we are dependent on the earnings and cash flows of, and dividends and distributions or advances from, our subsidiaries to provide the funds necessary to meet our debt service obligations. We utilize certain cash flows of our foreign subsidiaries to satisfy obligations locally. Our obligations under the exchange notes will be, and our obligations under our Senior Credit Facilities and other senior notes are, guaranteed by certain of our subsidiaries, but such guarantees may be released under certain circumstances. See “Description of the exchange notes — Guarantees.”

You may have no effective remedy against our former auditors Arthur Andersen LLP.

      Our consolidated financial statements for the years ended December 31, 2001 and 2000, were audited by Arthur Andersen LLP, independent public accountants. On June 15, 2002, Arthur Andersen LLP was convicted of federal obstruction of justice charges. On August 31, 2002, Arthur Andersen LLP ceased practicing before the SEC. Holders of our securities may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in any of our financial statements audited by Arthur Andersen LLP.

      Arthur Andersen LLP did not participate in the preparation of this prospectus or the registration statement of which it is a part, did not reissue its audit report with respect to the financial statements incorporated in this prospectus or the registration statement of which it is a part and did not consent to the inclusion in such prospectus and registration statement of its audit report. As a result, holders of the exchange notes may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in the financial information audited by Arthur Andersen LLP. In addition, even if such holders were able to assert such a claim, as a result of its conviction on federal obstruction of justice charges and other lawsuits, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by investors that might arise under federal securities laws or otherwise with respect to the financial information it has audited.

Risks Related to the Exchange Notes

A court may void the guarantees of the exchange notes or subordinate the guarantees to other obligations of the subsidiary guarantors, which would make it less likely that payments will be made under the exchange notes.

      Although standards may vary depending on the applicable law, generally under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, among other things, at the time any guarantor of the exchange notes incurred the debt evidenced by its guarantee of the exchange notes, such guarantor either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged or about to engage in a business or transaction for which that guarantor’s remaining assets constituted unreasonably small capital;

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment were unsatisfied; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature;

      and

•	that guarantor received less than reasonably equivalent value or fair consideration for the incurrence of such debt; or

•	incurred such debt or made related distributions or payments with the intent of hindering, delaying or defrauding creditors,

there is a risk that the guarantee of that guarantor could be voided by such court, or claims by holders of the exchange notes under that guarantee could be subordinated to other debts of that guarantor. In addition, any payment by that guarantor pursuant to its guarantee could be required to be returned to that guarantor, or to a fund for the benefit of the creditors of that guarantor.

      The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding. Generally, however, a guarantor of the exchange notes would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets at a fair valuation; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      In addition, two of our guarantors, Lear Automotive (EEDS) Spain S.L. and Lear Corporation Mexico, S.A. de C.V., are organized outside the United States and it is possible that a foreign court would apply local law as to the enforceability of all or a portion of the terms of the guarantee of such guarantor. In addition, it may be more difficult for the holders of the exchange notes to enforce judgments against foreign subsidiary guarantors than it would be against domestic subsidiary guarantors.

      Pursuant to our Senior Credit Facilities, we currently have the right to release the guarantees of our Senior Credit Facilities. Such a release would cause the release of the guarantees of our existing senior notes and the exchange notes. Upon such a release, the obligations under the exchange notes will be effectively subordinated to the liabilities of all of our subsidiaries.

You cannot be sure that an active trading market will develop for the exchange notes, which could make it more difficult for holders of the exchange notes to sell their exchange notes and/or result in a lower price at which holders would be able to sell their exchange notes.

      There is currently no established trading market for the exchange notes, and there can be no assurance as to the liquidity of any markets that may develop for the exchange notes, the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders would be able to sell their exchange notes. If such a market were to exist, the exchange notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and our business performance. We do not intend to apply for the listing of the original notes or the exchange notes on any securities exchange in the United States or elsewhere. Certain of the initial purchasers in the private offering of the original notes have advised us that they currently make a market in the original notes, as permitted by applicable laws and regulations, and that they intend to make a market in the exchange notes. However, none of the initial purchasers are obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. See “Plan of distribution.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information relating to the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

      Our website address is http://www.lear.com. We make available on our website, free of charge, the periodic reports that we file with or furnish to the SEC, as well as all amendments to these reports, as soon as reasonably practicable after such reports are filed with or furnished to the SEC. Other than the documents specifically incorporated by reference into this prospectus, the information on our website is not a part of this prospectus.

      In addition, reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      The reports and other documents referred to below shall be deemed to be incorporated by reference in and made a part of this prospectus.

      We incorporate by reference into this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Current Report on Form 8-K dated February 10, 2005;

•	Current Report on Form 8-K dated March 1, 2005; and

•	Any future filings which we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the expiration or termination of the exchange offer.

      We will make available free of charge, upon request, copies of this prospectus and any document incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008, Attention: Investor Relations, tel. (248) 447-1500. To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in any subsequently filed document which is also incorporated or deemed incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Lear and the guarantors have filed with the SEC a registration statement under the Securities Act of 1933, with respect to the exchange notes to be issued in the exchange offer. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement or to a document incorporated by reference herein, reference is hereby made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934. When used in this prospectus, the words “will,” “may,” “designed to,” “outlook,”

“believe,” “should,” “anticipate,” “plan,” “expect,” “intend,” “estimate” and similar expressions generally identify these forward-looking statements. You are cautioned that any statements contained or incorporated in this prospectus which address operating performance, events or developments that we expect or anticipate may occur in the future, including statements related to business opportunities, awarded sales contracts and net income per share growth or statements expressing views about future operating results, are forward-looking statements. Because these forward-looking statements are subject to risks and uncertainties, actual results may differ materially from the expectations expressed in the forward-looking statements. Important factors, risks and uncertainties that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to:

•	general economic conditions in the markets in which we operate;

•	fluctuations in the production of vehicles for which we are a supplier;

•	labor disputes involving us or our significant customers or suppliers or that otherwise affect us;

•	our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;

•	the outcome of customer productivity negotiations;

•	the impact and timing of program launch costs;

•	the costs and timing of facility closures or similar actions;

•	increases in our warranty or product liability costs;

•	risks associated with conducting business in foreign countries;

•	competitive conditions impacting our key customers;

•	raw material cost and availability;

•	our ability to mitigate the significant impact of recent increases in raw material prices;

•	the outcome of legal or regulatory proceedings to which we are or may become a party;

•	unanticipated changes in cash flow; and

•	other risks, described above in “— Risk factors” and from time to time in our other SEC filings.

      We do not assume any obligation to update any of these forward-looking statements.

USE OF PROCEEDS

      The exchange offer is intended to satisfy Lear’s obligations under the registration rights agreement that Lear entered into in connection with the private offering of the original notes. Lear will not receive any cash proceeds from the issuance of the exchange notes. The originals notes that are surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in Lear’s indebtedness.

      We expect to use the net proceeds received from the original notes for general corporate purposes, including, without limitation, the repayment or repurchase of a portion of our $600 million 7.96% Senior Notes due in May 2005.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

      The following summary consolidated financial information of Lear as of and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, except for certain information included in “— Other Data” indicated as unaudited, is derived from our consolidated financial statements which have been audited by Ernst & Young LLP, independent registered public accountants (for 2004, 2003 and 2002) and Arthur Andersen LLP, independent auditors (for 2001 and 2000). Our historical results are not necessarily indicative of our results of operations in future periods. We have incorporated by reference our consolidated financial statements as of December 31, 2004 and 2003, and for the years ended December 31, 2004, 2003 and 2002, into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The information set forth below is qualified in its entirety by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto incorporated by reference herein. For a discussion of the risks related to Arthur Andersen LLP’s audit of our financial statements, please see “Risk Factors — Risks Related to Us — You may have no effective remedy against our former auditors Arthur Andersen LLP.”

	As of or for the Year Ended December 31,

	2004		2003		2002		2001(1)		2000(2)

	(In millions)(3)
Statement of Income Data:
Net sales	$16,960.0		$15,746.7		$14,424.6		$13,624.7		$14,072.8
Gross profit	1,402.1		1,346.4		1,260.3		1,034.8		1,450.1
Selling, general and administrative expenses	633.7		573.6		517.2		514.2		524.8
Amortization of goodwill	—		—		—		90.2		89.9
Interest expense	165.5		186.6		210.5		254.7		316.2
Other expense, net(4)	52.7		52.0		64.1		85.8		47.2

Income before provision for income taxes and cumulative effect of a change in accounting principle	550.2		534.2		468.5		89.9		472.0
Provision for income taxes	128.0		153.7		157.0		63.6		197.3

Income before cumulative effect of a change in accounting principle	422.2		380.5		311.5		26.3		274.7
Cumulative effect of a change in accounting principle, net of tax(5)	—		—		298.5		—		—

Net income	$422.2		$380.5		$13.0		$26.3		$274.7

Balance Sheet Data:
Current assets	$4,372.0		$3,375.4		$2,507.7		$2,366.8		$2,828.0
Total assets	9,944.4		8,571.0		7,483.0		7,579.2		8,375.5
Current liabilities	4,647.9		3,582.1		3,045.2		3,182.8		3,371.6
Long-term debt	1,866.9		2,057.2		2,132.8		2,293.9		2,852.1
Stockholders’ equity	2,730.1		2,257.5		1,662.3		1,559.1		1,600.8
Other Data:
Cash flows from operating activities	$675.9		$586.3		$545.1		$829.8		$753.1
Cash flows from investing activities	$(472.5)		$(346.8)		$(259.3)		$(201.1)		$(225.1)
Cash flows from financing activities	$166.1		$(158.6)		$(295.8)		$(645.5)		$(523.8)
Capital expenditures	$429.0		$375.6		$272.6		$267.0		$322.3
Ratio of earnings to fixed charges(6) (unaudited)	3.7	x	3.4	x	3.0	x	1.3	x	2.4	x
North American content per vehicle(7) (unaudited)	$588		$593		$579		$572		$553

	As of or for the Year Ended December 31,

	2004	2003	2002	2001(1)	2000(2)

	(In millions)(3)
North American vehicle production(8) (unaudited)	15.7	15.9	16.4	15.5	17.2
European content per vehicle(9) (unaudited)	$354	$310	$247	$233	$224
European vehicle production(10) (unaudited)	18.7	18.2	18.1	18.3	18.4
Western European content per vehicle(11) (unaudited)	$379	$324	$257	$240	$235
Western European vehicle production(12) (unaudited)	16.3	16.3	16.4	16.7	16.5

(1)	Results include the effect of $149.2 million of restructuring and other charges ($110.2 million after tax), $90.2 million of goodwill amortization ($83.2 million after tax), $13.0 million of premium and write-off of deferred financing fees related to the prepayment of debt ($7.9 million after tax) and a $15.0 million net loss on the sale of certain businesses and other non-recurring transactions ($15.7 million after tax).

(2)	Results include $89.9 million of goodwill amortization ($82.9 million after tax) and the effect of a $3.2 million net gain on the sale of our sealants and foam rubber business, the sale of certain foreign businesses and other non-recurring transactions ($1.9 million loss after tax).

(3)	Except for ratios, North American content per vehicle, European content per vehicle and Western European content per vehicle.

(4)	Includes state and local non-income related taxes, foreign exchange gains and losses, minority interests in consolidated subsidiaries, equity in net income of affiliates, gains and losses on the sales of fixed assets and other miscellaneous income and expense.

(5)	The cumulative effect of a change in accounting principle results from goodwill impairment charges recorded in conjunction with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

(6)	“Fixed charges” consist of interest on debt, amortization of deferred financing fees and that portion of rental expenses representative of interest. “Earnings” consist of income before provision for income taxes, minority interests in consolidated subsidiaries, equity in the undistributed net income of affiliates, fixed charges and cumulative effect of a change in accounting principle.

(7)	“North American content per vehicle” is our net sales in North America divided by estimated total North American vehicle production. Content per vehicle data excludes business conducted through non-consolidated joint ventures. Content per vehicle data for 2003 has been updated to reflect actual production levels.

(8)	“North American vehicle production” includes car and light truck production in the United States, Canada and Mexico, as provided by J.D. Power and Associates. Production data for 2003 has been updated to reflect actual production levels.

(9)	“European content per vehicle” is our net sales in Europe divided by estimated total European vehicle production. Content per vehicle data excludes business conducted through non-consolidated joint ventures. Content per vehicle data for 2003 has been updated to reflect actual production levels.

(10)	“European vehicle production” includes car and light truck production in Austria, Belgium, Bosnia, Finland, France, Germany, Hungary, Italy, Kazakhstan, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Turkey, the Ukraine and the United Kingdom as provided by J.D. Power and Associates. Production data for 2003 has been updated to reflect actual production levels.

(11)	“Western European content per vehicle” is our net sales in Western Europe divided by estimated total Western European vehicle production. Content per vehicle data excludes business conducted through non-consolidated joint ventures. Content per vehicle data for 2003 has been updated to reflect actual production levels.

(12)	“Western European vehicle production” includes car and light truck production in Austria, Belgium, France, Germany, Italy, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, as provided by J.D. Power and Associates. Production data for 2003 has been updated to reflect actual production levels.

THE EXCHANGE OFFER

Introduction

      Lear hereby offers to exchange its 5 3/4% Series B Senior Notes due 2014, which have been registered under the Securities Act, for a like principal amount of its original unregistered 5 3/4% Senior Notes due 2014. The exchange offer is subject to terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Holders may tender some or all of their original notes pursuant to the exchange offer. However, original notes tendered in the exchange offer must be in denominations of $1,000 or any integral multiple of $1,000.

      As of the date of this prospectus, $400,000,000 aggregate principal amount of the original unregistered 5 3/4% Senior Notes due 2014 are outstanding. This prospectus, together with the letter of transmittal, is first being sent to holders of original notes on or about March 4, 2005.

Terms of the Exchange Offer

      On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Lear will accept for exchange pursuant to the exchange offer original notes that are validly tendered and not withdrawn prior to the expiration date. As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on Friday, April 1, 2005. However, if Lear, in its sole discretion, extends the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which Lear shall have extended the expiration of the exchange offer.

      The exchange offer is subject to the conditions set forth in “— Conditions to the exchange offer.” Lear reserves the right, but will not be obligated, to waive any or all of the conditions to the exchange offer.

      Lear reserves the right, at any time or from time to time, to extend the period of time during which the exchange offer is open by giving written notice of such extension to the exchange agent and by making a public announcement of such extension. There can be no assurance that Lear will exercise its right to extend the exchange offer. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by Lear. Assuming the prior satisfaction or waiver of the conditions to the exchange offer, Lear will accept for exchange, and exchange, promptly after the expiration date, in accordance with the terms of the exchange offer, all original notes validly tendered pursuant to the exchange offer and not withdrawn prior to the expiration date. Any original notes not accepted by Lear for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

      Lear reserves the right, at any time or from time to time, to:

(1) terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the events set forth in “— Conditions to the exchange offer,” by giving written notice of such termination to the exchange agent, and

(2) waive any conditions or otherwise amend the exchange offer in any respect, by giving written notice to the exchange agent.

      An extension, termination, or amendment of the exchange offer will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which Lear may choose to make any public announcement, Lear will have no obligation to make or communicate any such announcement otherwise than by issuing a release to a newspaper of general circulation in the City of New York or as otherwise may be required by law.

      Holders of original notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware, the indenture, or the supplemental indenture in connection with the exchange offer. Lear intends to conduct the exchange offer in accordance with the applicable requirements of the

Securities Act, the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated under those Acts.

Procedures for Tendering

      Except as set forth below, any holder of original notes that wishes to tender original notes must cause the following to be transmitted to and received by BNY Midwest Trust Company, the exchange agent, at the address set forth below under “— Exchange agent” no later than 5:00 p.m., New York City time, on the expiration date:

•	The certificates representing the tendered original notes or, in the case of a book-entry tender as described below, a confirmation of the book-entry transfer of the tendered original notes into the exchange agent’s account at The Depository Trust Company, as book-entry transfer facility;

•	A properly completed and duly executed letter of transmittal in the form accompanying this prospectus or, at the option of the tendering holder in the case of a book-entry tender, an agent’s message in lieu of such letter of transmittal; and

•	Any other documents required by the letter of transmittal.

      The Depository Trust Company is referred to as “DTC” or the “book-entry transfer facility.”

      The method of delivery of original notes, letters of transmittal, and all other required documents is at your election and risk. If the delivery is by mail, Lear recommends that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or certificates representing original notes to Lear.

      Any beneficial owner of original notes that are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee who wishes to participate in the exchange offer should promptly contact the person through which it beneficially owns such original notes and instruct that person to tender original notes on behalf of such beneficial owner.

      Any registered holder of original notes that is a participant in DTC’s Book-Entry Transfer Facility system may tender original notes by book-entry delivery by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with such book-entry transfer facility’s procedures for such transfer. However, a properly completed and duly executed letter of transmittal in the form accompanying this prospectus or an agent’s message, and any other required documents, must nonetheless be transmitted to and received by the exchange agent at the address set forth below under “— Exchange agent” prior to the expiration date. Delivery of Documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

      The term “agent’s message” means a message, transmitted by a book-entry transfer facility, and received by the exchange agent and forming a part of a confirmation of the book-entry tender of their original notes into the exchange agent’s account at the book-entry transfer facility, which states that the book-entry transfer facility has received an express acknowledgment from each participant tendering through such book-entry transfer facility’s Automated Tender Offer Program, or ATOP, that the participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that Lear may enforce the letter of transmittal against the participant.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

      In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be made by a firm that is an eligible institution — including most banks, savings and loan associations, and brokerage houses — that is a participant in the Securities

Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, or the Stock Exchanges Medallion Program.

      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of the original notes, the letter of transmittal must be accompanied by a written instrument or instruments of transfer or exchange in a form satisfactory to Lear, in its sole discretion, and duly executed by the registered holder or holders with the signature guaranteed by an eligible institution. Certificates representing the original notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates representing the original notes.

      If the letter of transmittal or any certificates representing original notes, instruments of transfer or exchange, or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, the persons should so indicate when signing, and, unless waived by Lear, proper evidence satisfactory to Lear of their authority to so act must be submitted.

      By tendering original notes pursuant to the exchange offer, each holder will represent to Lear that, among other things:

•	the holder has full power and authority to tender, sell, assign, transfer, and exchange the original notes tendered;

•	when such original notes are accepted by Lear for exchange, Lear will acquire good and unencumbered title to the original notes, free and clear of all liens, restrictions, charges, encumbrances, and adverse claims;

•	the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the holder of the original notes;

•	neither the holder nor any such other person is engaging in or intends to engage in a distribution of the exchange notes;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in a distribution of the exchange notes; and

•	neither the holder nor any such other person is an affiliate of Lear, or if either is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act.

      In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for original notes must represent that such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of distribution.”

      Lear will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of original notes tendered for exchange. Lear’s determinations in this regard will be final and binding on all parties. Lear reserves the absolute right to reject any and all tenders of any particular original notes not properly tendered or to not accept any particular original notes if the acceptance might, in Lear’s or its counsel’s judgment, be unlawful. Lear also reserves the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular original notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender original notes in the exchange offer.

      Unless waived, any defects or irregularities in connection with tenders of original notes for exchange must be cured within such reasonable period of time as Lear determines. Neither Lear, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of original notes for exchange, nor will any of them incur any liability for any failure to give notification. Any original notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

      Upon satisfaction or waiver of all of the conditions to the exchange offer, Lear will accept, promptly after the expiration date, all original notes that have been validly tendered and not withdrawn, and will issue the applicable exchange notes in exchange for such original notes promptly after its acceptance of such original notes. See “— Conditions to the exchange offer” below.

      For purposes of the exchange offer, Lear will be deemed to have accepted validly tendered original notes for exchange when, as, and if Lear has given written notice of such acceptance to the exchange agent.

      For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will accrue interest from the date of completion of the exchange offer. Holders of original notes that are accepted for exchange will receive accrued and unpaid interest on such original notes to, but not including, the date of completion of the exchange offer. Such interest will be paid on the first interest payment date for the exchange notes and will be paid to the holders on the relevant record date of the exchange notes issued in respect of the original notes being exchanged. Interest on the original notes being exchanged in the exchange offer will cease to accrue on the date of completion of the exchange offer.

      In all cases, issuance of exchange notes for original notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	the certificates representing the original notes, or a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal, or, in the case of a book-entry tender, an agent’s message; and

•	all other required documents.

      If any tendered original notes are not accepted for any reason or if original notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes or, if the original notes were tendered by book-entry transfer, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility. In either case, the return of such original notes will be effected promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

      The exchange agent has advised Lear that it will establish an account with respect to the original notes at DTC, as book-entry transfer facility, for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility’s system must make book-entry delivery of original notes by causing the book-entry transfer facility to transfer the original notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at the facility, a properly completed and duly executed letter of transmittal or an agent’s message, and any other required documents, must nonetheless be transmitted to, and received by, the exchange agent at the address set forth below under “— Exchange agent” prior to the expiration date, unless the holder has strictly complied with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      If a registered holder of original notes desires to tender its original notes, and the original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be effected if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed letter of transmittal, or, in the case of a book-entry tender, an agent’s message, and notice of guaranteed delivery, substantially in the form provided by Lear, by facsimile transmission, mail, or hand delivery, (a) setting forth the name and address of the holder of original notes and the amount of original notes tendered, (b) stating that the tender is being made thereby, and (c) guaranteeing that, within three NYSE trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the expiration date.

Withdrawal Rights

      You may withdraw tenders of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date. Withdrawals may be made of any portion of such original notes in integral multiples of $1,000 principal amount.

      For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address or, in the case of eligible institutions, at the facsimile number, set forth below under “— Exchange agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

•	contain a statement that the holder is withdrawing its election to have the original notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the registrar with respect to the original notes (i.e., the trustee) register the transfer of such original notes in the name of the person withdrawing the tender; and

•	specify the name in which such original notes are registered, if different from that of the person who tendered the original notes.

      If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of the facility. All questions as to the validity, form, and eligibility, including time of receipt, of notices of withdrawal will be determined by Lear, whose determination will be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn original notes may be retendered by following the procedures described under “— Procedures for tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

      Lear need not exchange any original notes, may terminate the exchange offer or may waive any conditions to the exchange offer or amend the exchange offer, if any of the following conditions have occurred:

•	the Securities and Exchange Commission’s staff no longer allows the exchange notes to be offered for resale, resold and otherwise transferred by certain holders without compliance with the registration and prospectus delivery provisions of the Securities Act;

•	a government body passes any law, statute, rule or regulation which, in Lear’s opinion, prohibits or prevents the exchange offer; or

•	the Securities and Exchange Commission or any state securities authority issues a stop order suspending the effectiveness of the registration statement or initiates or threatens to initiate a proceeding to suspend the effectiveness of the registration statement.

      If Lear reasonably believes that any of the above conditions has occurred, it may (1) terminate the exchange offer, whether or not any original notes have been accepted for exchange, (2) waive any condition to the exchange offer or (3) amend the terms of the exchange offer in any respect. Lear’s failure at any time to exercise any of these rights will not waive such rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. However, Lear does not intend to terminate the exchange offer if none of the preceding conditions has occurred.

Exchange Agent

      BNY Midwest Trust Company has been appointed as the exchange agent for the exchange offer. BNY Midwest Trust Company also acts as trustee under the indenture. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

DELIVERY TO: BNY MIDWEST TRUST COMPANY, EXCHANGE AGENT

By Hand or Overnight Delivery or by Registered or Certified Mail:	Facsimile Transmissions: (Eligible Institutions Only)
Bank of New York Corporate Trust Department Reorganization Unit 101 Barclay Street - 7 East New York, NY 10286	(212) 298-1915 To Confirm by Telephone or for Information Call: (212) 815-5920
Attention: Mrs. Carolle Montreuil

      If you deliver the letter of transmittal to an address other than as set forth above or transmit instructions via facsimile other than as set forth above, such delivery or instructions will not be effective.

Fees and Expenses

      Lear will not make any payment to brokers, dealers, or others for soliciting acceptances of the exchange offer. Lear will pay the estimated cash expenses to be incurred in connection with the exchange offer. Lear estimates these expenses, excluding the registration fee paid to the Securities and Exchange Commission, will be approximately $550,000.

Accounting Treatment

      Lear will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. Lear will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

Transfer Taxes

      Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct Lear to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes on such transfer.

Restrictions on Transfer of Original Notes

      The original notes were originally issued in a transaction exempt from registration under the Securities Act, and may be offered, sold, pledged, or otherwise transferred only:

•	in the United States to a person whom the seller reasonably believes is a qualified institutional buyer, as defined in Rule 144A under the Securities Act;

•	outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available; or

•	pursuant to an effective registration statement under the Securities Act.

      The offer, sale, pledge, or other transfer of original notes must also be made in accordance with any applicable securities laws of any state of the United States, and the seller must notify any purchaser of the original notes of the restrictions on transfer described above. Holders of original notes who do not exchange their original notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such original notes. Lear does not currently anticipate that it will register original notes under the Securities Act. See “Risk factors — Risks related to the exchange notes — You cannot be sure that an active trading market will develop for the exchange notes, which could make it more difficult for holders of the exchange notes to sell their exchange notes and/or result in a lower price at which holders would be able to sell their exchange notes.”

Transferability of Exchange Notes

      Based on interpretations by the staff of the Securities and Exchange Commission, as set forth in no-action letters issued to third parties, Lear believes that exchange notes issued pursuant to the exchange offer may be offered for resale, resold, or otherwise transferred by holders that are not affiliates of Lear within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act if such exchange notes are acquired in the ordinary course of such holders’ business and such holders do not engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, the Securities and Exchange Commission has not considered the exchange offer in the context of a no-action letter. Lear cannot assure that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer. If any holder of original notes is an affiliate of Lear or is engaged in or intends to engage in, or has any arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired pursuant to the exchange offer, such holder:

•	cannot rely on the interpretations of the staff of the Securities and Exchange Commission set forth in the no-action letters referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes or the exchange notes.

      Each broker-dealer that is to receive exchange notes for its own account in exchange for original notes must represent that such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification, with which there has been compliance, is available. See “Plan of distribution.”

DESCRIPTION OF EXCHANGE NOTES

      The form and terms of the exchange notes and the original notes are identical in all respects except that the registration rights and related liquidated damages provisions, and the transfer restrictions, applicable to the original notes do not apply to the exchange notes. Except where the context otherwise requires, references below to “notes” or “securities” are references to both original notes and exchange notes, as the case may be.

      The exchange notes will be issued under an indenture dated as of August 3, 2004, among us, the guarantors and BNY Midwest Trust Company, as trustee. The following discussion includes a summary of certain material provisions of the indenture and the exchange notes. Because this discussion is a summary, it does not include all of the provisions of the indenture, including the definitions therein of certain terms and those terms made part of the indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and the exchange notes. You should read the indenture and the exchange notes carefully and in their entirety. Copies of the indenture and the form of the exchange notes have been filed with the registration statement of which this prospectus is a part and are available upon request from us.

      In this section entitled “Description of exchange notes,” references to “we,” “us” and “our” refer only to Lear Corporation and not any of its subsidiaries or affiliates.

General

      The exchange notes will consist of $400,000,000 principal amount of 5 3/4% Series B Senior Notes due 2014.

      The exchange notes will mature on August 1, 2014. The exchange notes will bear interest from the date of issuance, at 5 3/4% per annum, payable semiannually on February 1 and August 1 of each year, commencing on August 1, 2005. Interest will be payable to the person in whose name an exchange note (or any predecessor exchange note) is registered, subject to certain exceptions set forth in the indenture, at the close of business on January 15 or July 15, as the case may be, immediately preceding such February 1 or August 1. Interest on the exchange notes will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each.

      Principal of and premium, if any, and interest on the exchange notes will be payable, and the exchange notes will be exchangeable and transfers thereof will be registrable, at an office or agency maintained for such purpose in New York, New York (which initially will be the corporate trust office of the trustee) or such other office or agency permitted under the indenture. So long as the exchange notes are represented by global notes, the interest payable on such notes will be paid to Cede & Co., the nominee of DTC, or its registered assigns as the registered owner of such global notes, by wire transfer of immediately available funds on each applicable interest payment date. If any of the exchange notes are no longer represented by global notes, payment of interest thereon may, at our option, be made by check mailed to the address of the person entitled thereto.

      The original notes and the exchange notes constitute a single class of securities and will vote and consent together on all matters as one series, and neither the original notes, nor the exchange notes will have the right to vote or consent as a class or series separate from one another on any matter.

      The exchange notes will be issued only in registered form without coupons, in denominations of $1,000 or integral multiples thereof. To the extent described under “— Book-entry; delivery and form” below, the principal of and interest on the exchange notes will be payable and transfer of the exchange notes will be registrable through DTC. No service charge will be made for any registration of transfer or exchange of exchange notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

      The indenture does not contain any provisions that would limit the ability of us or the guarantors to incur indebtedness or that would require the maintenance of financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the exchange notes upon a change in control or other events involving us that may adversely affect the creditworthiness of the exchange notes. However, the indenture does:

•	provide that, subject to certain significant exceptions, neither we nor any Restricted Subsidiary will subject its property or assets to any mortgage or other encumbrance unless the notes are secured equally and ratably with such other indebtedness thereby secured; and

•	contain certain limitations on the ability of us and our Restricted Subsidiaries to enter into certain sale and lease-back arrangements.

See “— Certain covenants.”

Optional Redemption

      The exchange notes will be redeemable as a whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of such exchange notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of 12 months of 30 days each) at the Treasury Rate plus 20 basis points, in each case, together with any interest accrued but not paid to the date of redemption.

      “Treasury Rate” means, with respect to any redemption date for the exchange notes (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the exchange notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the exchange notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such exchange notes.

      “Comparable Treasury Price” means with respect to any redemption date for the exchange notes (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

      “Reference Treasury Dealer” means J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and two other primary U.S. Government securities dealers in New York City (each, a “Primary Treasury Dealer”) appointed by the Trustee after consultation with us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such redemption date.

      Notice of redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of exchange notes to be redeemed.

      Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the exchange notes or portions thereof called for redemption.

Ranking

      The exchange notes will be unsecured obligations of Lear, ranking pari passu with all other unsecured and unsubordinated indebtedness of Lear, and ranking senior in right of payment to any future subordinated indebtedness of Lear. As of December 31, 2004, we had outstanding approximately $2,535.1 million of senior indebtedness and $584.9 million in cash and cash equivalents. In addition, the exchange notes will be structurally subordinated to indebtedness of our subsidiaries other than indebtedness of the guarantors. As of December 31, 2004, the guarantors had outstanding approximately $14.4 million of indebtedness (excluding indebtedness represented by guarantees of our Senior Credit Facilities, the original notes, our existing senior notes and intercompany debt) and our subsidiaries other than the guarantors had outstanding approximately $68.1 million of indebtedness.

      Indebtedness under our Senior Credit Facilities is secured by pledges of all or a portion of the stock of certain of our subsidiaries, including certain of the guarantors. The exchange notes will not have the benefit of such pledges and the indenture does not contain any restriction upon indebtedness, whether secured or unsecured, that we and our subsidiaries may incur in the future. As of December 31, 2004, the amount of secured indebtedness outstanding (excluding indebtedness under the Senior Credit Facilities) was not significant. Our secured creditors will have a claim on the assets which secure our obligations prior to any claims of holders of the exchange notes against such assets.

Guarantees

      Each of certain of our subsidiaries will irrevocably and unconditionally guarantee, on a joint and several basis, the punctual payment when due, whether at stated maturity, by acceleration or otherwise, all of our obligations under the indenture and the exchange notes, including our obligations to pay principal, premium, if any, and interest with respect to the exchange notes. Each of the guarantees shall be a guarantee of payment and not of collection. The obligations of each guarantor under its guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such guarantor and after giving effect to any collections from or payment made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee, can be guaranteed by such guarantor without resulting in the obligations of such guarantor under its guarantee constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law. Notwithstanding the foregoing, there is a risk that the guarantees will involve a fraudulent conveyance or transfer or otherwise be void, and thus will be unenforceable.

      The guarantors on the date of the indenture were Lear Operations Corporation, Lear Seating Holdings Corp. #50, Lear Corporation EEDS and Interiors, Lear Technologies, LLC, Lear Midwest Automotive, Limited Partnership, Lear Automotive (EEDS) Spain S.L. and Lear Corporation Mexico, S.A. de C.V. All of the guarantors of our Senior Credit Facilities and the existing senior notes will be guarantors of the exchange notes. The indenture provides that each subsidiary of Lear that becomes a guarantor under our Senior Credit Facilities or the existing senior notes after the date of the indenture will become a guarantor of the notes. For additional information on the guarantors, refer to Note 15, “Supplemental Guarantor Condensed Consolidating Financial Statements” of our consolidated financial statements for the year ended December 31, 2004, incorporated by reference into this prospectus.

      In the event that a subsidiary that is a guarantor ceases to be a guarantor under our Senior Credit Facilities or the existing senior notes, such subsidiary will also cease to be a guarantor, whether or not a Default or Event of Default is then outstanding, subject to reinstatement as a guarantor in the event that such subsidiary should thereafter become a guarantor under our Senior Credit Facilities or existing senior notes. Pursuant to the terms of the Senior Credit Facilities, we currently have the right to release the guarantees of the Senior Credit Facilities. A subsidiary may cease to be a guarantor upon sale or other disposal of such subsidiary or otherwise. We are not restricted from selling or otherwise disposing of any of the guarantors or any or all of the assets of any of the guarantors.

      The indenture provides that if the exchange notes are defeased in accordance with the terms of the indenture, including pursuant to a covenant defeasance, then the guarantors shall be released and discharged of their obligations under the guarantees.

Certain Definitions

      The following terms shall have the meanings set forth below.

      “Acquired Indebtedness” means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Lear or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in contemplation of such Person becoming a Restricted Subsidiary of Lear or such acquisition, and any refinancings thereof.

      “Attributable Value” means, in connection with a sale and lease-back transaction, the lesser of (1) the fair market value of the assets subject to such transaction and (2) the present value (discounted at a rate per annum equal to the rate of interest implicit in the lease involved in such sale and lease-back transaction, as determined in good faith by us) of the obligations of the lessee for rental payments during the term of the related lease.

      “Closing Date” means the date on which the original notes were issued.

      “Consolidated Assets” means at a particular date, all amounts which would be included under total assets on a consolidated balance sheet of Lear and its Restricted Subsidiaries as at such date, determined in accordance with GAAP.

      “Financing Lease” means (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of Lear and its Restricted Subsidiaries and (b) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are applicable from time to time.

      “Indebtedness” of a Person means all obligations which would be treated as liabilities upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP.

      “Investment” by any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, capital stock or other securities of any other Person; (iv) all other items that would be classified as investments (including, without limitation, purchases outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

      “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any Financing Lease having substantially the same economic effect as any of the foregoing).

      “Permitted Liens” means:

(1) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings;

(2) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, suppliers or other like Liens arising in the ordinary course of business;

(3) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith and deposits securing liabilities to insurance carriers under insurance and self-insurance programs;

(4) Liens (other than any Lien imposed by ERISA) incurred on deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, utility payments and other obligations of a like nature incurred in the ordinary course of business;

(5) easements, rights-of-way, restrictions and other similar encumbrances incurred which, in the aggregate, do not materially interfere with the ordinary conduct of the business of Lear and its Restricted Subsidiaries taken as a whole;

(6) attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings; provided that the same are discharged, or that execution or enforcement thereof is stayed pending appeal, within 60 days or, in the case of any stay of execution or enforcement pending appeal, within such lesser time during which such appeal may be taken;

(7) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business;

(8) statutory Liens and rights of offset arising in the ordinary course of business of Lear and its Restricted Subsidiaries;

(9) Liens in connection with leases or subleases granted to others and the interest or title of a lessor or sublessor (other than Lear or any of its Subsidiaries) under any lease; and

(10) Liens securing Indebtedness in respect of interest rate agreement obligations or currency agreement obligations or commodity hedging agreements entered into to protect against fluctuations in interest rates, exchange rates or commodity prices and not for speculative reasons.

      “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

      “Receivable Financing Transaction” means any transaction or series of transactions involving a sale for cash of accounts receivable, without recourse based upon the collectibility of the receivables sold, by Lear or any of its Restricted Subsidiaries to a Special Purpose Subsidiary and a subsequent sale or pledge of such accounts receivable (or an interest, therein) by such Special Purpose Subsidiary, in each case without any guarantee by Lear or any of its Restricted Subsidiaries (other than the Special Purpose Subsidiary).

      “Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

      “Senior Credit Facilities” means (i) the Third Amended and Restated Credit and Guarantee Agreement, dated as of March 26, 2001, among Lear Corporation, Lear Canada, the Foreign Subsidiary Borrowers (as defined therein), the Lenders Party thereto, Bank of America, N.A., Citibank, N.A. and Deutsche Banc Alex Brown Inc., as Syndication Agents, The Bank of Nova Scotia, as Documentation Agent and Canadian Administrative Agent, and JPMorgan Chase Bank, as General Administrative Agent and (ii) the Term Loan

Agreement, dated November 17, 1998, between Lear Corporation and Toronto Dominion (Texas), Inc., as amended.

      “Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act as in effect on the date of the indenture.

      “Special Purpose Subsidiary” means any wholly owned Restricted Subsidiary of Lear created by Lear for the sole purpose of facilitating a Receivable Financing Transaction.

      “Subsidiary” of any Person means (1) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person or by such Person and a subsidiary or subsidiaries of such Person or by a subsidiary or subsidiaries of such Person or (2) any other Person (other than a corporation) in which such Person or such Person and a subsidiary or subsidiaries of such Person or a subsidiary or subsidiaries of such Persons, at the time, directly or indirectly, owns at least a majority voting interest under ordinary circumstances.

      “Unrestricted Subsidiary” means any Subsidiary designated as such by the Board of Directors of Lear; provided, however, that at the time of any such designation by the Board of Directors, such Subsidiary does not constitute a Significant Subsidiary; and provided, further, that at the time that any Unrestricted Subsidiary becomes a Significant Subsidiary it shall cease to be an Unrestricted Subsidiary.

Certain Covenants

Limitation on Liens

      The indenture provides that Lear will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any of their respective properties or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1) Permitted Liens;

(2) Liens on shares of capital stock of Subsidiaries of Lear (and the proceeds thereof) securing obligations under our Senior Credit Facilities;

(3) Liens on receivables subject to a Receivable Financing Transaction;

(4) Liens arising in connection with industrial development bonds or other industrial development, pollution control or other tax-favored or government-sponsored financing transactions, provided that such Liens do not at any time encumber any property other than the property financed by such transaction and other property, assets or revenues related to the property so financed on which Liens are customarily granted in connection with such transactions (in each case, together with improvements and attachments thereto);

(5) Liens granted after the Closing Date on any assets or properties of Lear or any of its Restricted Subsidiaries to secure obligations under the exchange notes;

(6) Extensions, renewals and replacements of any Lien described in subsections (1) through (5) above; and

(7) Other Liens in respect of Indebtedness of Lear and its Restricted Subsidiaries in an aggregate principal amount at any time not exceeding 10% of Consolidated Assets at such time.

Limitation on Sale and Lease-Back Transactions

      The indenture provides that Lear will not, nor will it permit any of its Restricted Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any property or asset, whether now owned or hereafter acquired, of Lear or any of its Restricted Subsidiaries (except such transactions (1) entered into prior to the Closing Date, (2) for the sale and leasing back of any property or asset, by Lear or a Restricted Subsidiary of Lear to Lear or any other Restricted Subsidiary of Lear, (3) involving leases for less than three years or (4) in which the lease for the property or asset is entered into within 120 days after the later of the date of acquisition, completion of construction or commencement of full operations of such property or asset) unless:

(a) Lear or such Restricted Subsidiary would be entitled under the “Limitation on Liens” covenant above to create, incur, assume or permit to exist a Lien on the assets to be leased in an amount at least equal to the Attributable Value in respect of such transaction without equally and ratably securing the notes, or

(b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied to the purchase, acquisition, construction or refurbishment of assets or to the repayment of Indebtedness of Lear or any of its Restricted Subsidiaries which on the date of original incurrence had a maturity of more than one year.

Reports

      So long as any exchange note is outstanding, Lear shall deliver to the trustee within 15 days after it files them with the SEC copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which Lear is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided, however, Lear shall not be required to deliver to the trustee any materials for which Lear has sought and received confidential treatment by the SEC. If at any time Lear is not subject to Section 13 or Section 15(d) of the Exchange Act, upon the request of a holder of exchange notes, Lear will promptly furnish or cause the trustee to furnish to such holder or to a prospective purchaser of an exchange note designated by such holder, as the case may be, the information, if any, required to be delivered by it pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the exchange notes.

Consolidation, Merger and Sale of Assets

      The indenture provides that Lear will not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person unless:

(1) the Person formed by or surviving any such consolidation or merger (if other than Lear), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Lear), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, assumes all our obligations under the exchange notes and the indenture; and

(3) immediately after such transaction, and giving effect thereto, no Default (as defined in the indenture) or Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, Lear may merge with another Person or acquire by purchase or otherwise all or any part of the property or assets of any other corporation or Person in a transaction in which it is the surviving entity.

Events of Default

      The indenture provides that the following events will constitute Events of Default with respect to the notes:

•	failure to pay principal of the notes when due and payable at stated maturity, upon acceleration, redemption or otherwise;

•	failure to pay any interest on the notes when due, and the Default continues for 30 days;

•	failure to comply with any of our other agreements or covenants in the notes or in the indenture and the Default continues for the period of 60 days after either the trustee or the holders of at least 25% in principal amount of the then outstanding notes have given written notice as provided in the indenture;

•	any guarantee of the notes ceases to be in full force and effect or any guarantor denies or disaffirms its obligations under its guarantee of the notes, except, in each case, in connection with a release of a guarantee in accordance with the terms of the indenture;

•	the nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other Indebtedness of Lear or its Significant Subsidiaries (the unpaid principal amount of which is not less than $50 million), which default results in the acceleration of the maturity of such Indebtedness prior to its stated maturity or occurs at the final maturity thereof and such acceleration has not been rescinded or annulled, or such Indebtedness repaid, within 30 days after either the trustee or the holders of at least 25% in principal amount of the then outstanding notes have given written notice as provided in the indenture; provided that if any such default with respect to other Indebtedness is cured, waived, rescinded or annulled, then any event of default by reason thereof shall be deemed to not have occurred; and

•	certain events of bankruptcy, insolvency or reorganization of Lear or any Significant Subsidiary.

      If an Event of Default with respect to outstanding notes (other than an Event or Default relating to certain events of bankruptcy, insolvency or reorganization, in which case the unpaid principal amount of, and any accrued and unpaid interest on, all notes are due and payable immediately) shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes by notice, as provided in the indenture, may declare the unpaid principal amount of, and any accrued and unpaid interest on, all notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to notes has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding notes may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see “Amendment, supplement and waiver” below.

      The indenture provides that, subject to the duty of the trustee during an Event of Default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes.

      We will be required to furnish to the trustee under the indenture annually a statement as to the performance by us of our obligations under the indenture and as to any default in such performance.

      A default in the payment of any of the notes, or a default with respect to the notes that causes them to be accelerated, may give rise to a cross-default under our Senior Credit Facilities, our existing senior notes or other indebtedness.

Discharge of Indenture and Defeasance

      We may terminate our obligations under the exchange notes (and the corresponding obligations under the indenture) when we irrevocably deposit with the trustee funds or U.S. government obligations in an amount certified to be sufficient (without reinvestment thereof) to pay at maturity all outstanding exchange notes, including all interest thereon (other than destroyed, lost or stolen exchange notes which have not been replaced or paid), and

(1) all outstanding exchange notes have been delivered (other than destroyed, lost or stolen exchange notes which have not been replaced or paid) to the trustee for cancellation; or

(2) all outstanding exchange notes have become due and payable (whether at stated maturity, early redemption or otherwise),

and, in either case, we have paid all other sums payable under the indenture.

      In addition, we may terminate substantially all our obligations under the exchange notes (and the corresponding obligations under the indenture) if we deposit, or cause to be deposited with the trustee, in trust an amount of cash or U.S. government obligations maturing as to principal and interest in such amounts and at such times as are certified to be sufficient to pay principal of and interest on the then outstanding exchange notes to maturity or redemption, as the case may be, and

(1) such deposit will not result in a breach of, or constitute a default under, the indenture;

(2) no default or Event of Default shall have occurred and be continuing on the date of deposit and no bankruptcy Event of Default or event which with the giving of notice or the lapse of time would become a bankruptcy Event of Default shall have occurred and be continuing on the 91st day after such date;

(3) we deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that the holders of the exchange notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of such option and shall be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised; and

(4) certain other conditions are met.

      We shall be released from our obligations with respect to the covenants described under “— Certain covenants” and certain other covenants contained in the indenture and any Event of Default occurring because of a default with respect to such covenants as they related to the notes if we deposit, or cause to be deposited with the trustee, in trust an amount of cash or U.S. government obligations certified to be sufficient to pay and discharge when due the entire unpaid principal of and interest on all outstanding notes, and

(1) such deposit will not result in a breach of, or constitute a default under, the indenture;

(2) no default or Event of Default shall have occurred and be continuing on the date of deposit and no bankruptcy Event of Default or event which with the giving of notice or the lapse of time would become a bankruptcy Event of Default shall have occurred and be continuing on the 91st day after such date;

(3) we deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of such option and shall be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised; and

(4) certain other conditions are met.

      Upon satisfaction of such conditions, our obligations under the indenture with respect to the notes, other than with respect to the covenants and Events of Default referred to above, shall remain in full force and effect.

      Notwithstanding the foregoing, no discharge or defeasance described above shall affect the following obligations to or rights of the holders of the notes subject to such discharge or defeasance: (1) rights of registration of transfer and exchange of exchange notes, (2) rights of substitution of mutilated, defaced, destroyed, lost or stolen exchange notes, (3) rights of holders of exchange notes to receive payments of principal thereof and premium, if any, and interest thereon when due, (4) the rights, obligations, duties and immunities of the trustee, (5) rights of holders of exchange notes as beneficiaries with respect to property deposited with the trustee and payable to all or any of them, and (6) our obligations to maintain an office or agency in respect of the exchange notes.

Transfer and Exchange

      A holder may transfer or exchange notes in accordance with the indenture. The Registrar for the exchange notes may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The Registrar is not required to transfer or exchange any exchange note selected for redemption or any exchange note for a period of 15 days before a selection of exchange notes to be redeemed.

      The registered holder of an exchange note may be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

      Subject to certain exceptions, the terms of the indenture or the exchange notes may be amended or supplemented by us and the trustee with the written consent of the holders of at least a majority in principal amount of such then outstanding notes affected thereby by the amendment and any existing default may be waived with the consent of the holders of at least a majority in principal amount of the then outstanding notes affected thereby. Without the consent of any holder of the exchange notes, we and the trustee may amend the terms of the indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to holders of the notes by a successor corporation, to provide for uncertificated notes in addition to certificated notes, to make any change that does not adversely affect the rights of any holder of the exchange notes in any material respect, to add to our covenants or take any other action for the benefit of the holders of the exchange notes or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act. Without the consent of each holder of exchange notes affected, we may not:

•	reduce the principal amount of exchange notes the holders of which must consent to an amendment, supplement or waiver of any provision of the indenture;

•	reduce the rate or extend the time for payment of interest on any note;

•	reduce the principal of or change the stated maturity of any exchange notes;

•	change the date on which any note may be subject to redemption, or reduce the redemption price therefor;

•	make any exchange note payable in currency other than that stated in the exchange note;

•	modify or change any provision of the indenture affecting the ranking of the exchange notes in a manner which adversely affects the holders thereof;

•	impair the right of any holder to institute suit for the enforcement of any payment in or with respect to any exchange note;

•	modify or change any provision of any guarantee in a manner which adversely affects the holders of the exchange notes; or

•	make any change in the foregoing amendment provisions which require each holder’s consent.

      The consent of the holders of notes is not necessary to approve the particular form of any proposed amendment to any indenture. It is sufficient if any consent approves the substance of the proposed amendment.

Replacement Securities

      Any mutilated certificate representing an exchange note will be replaced by us at the expense of the holder thereof upon surrender of such certificate to the trustee. Certificates representing exchange notes that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to us and the trustee of evidence of any destruction, loss or theft thereof satisfactory to us and the trustee (provided that neither we nor the trustee has been notified that such certificate has been acquired by a bona fide purchaser). In the case of a destroyed, lost or stolen certificate representing the exchange note, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of such exchange note before a replacement certificate will be issued.

Governing Law

      The indenture, the notes and the guarantees will be governed by, and will be construed in accordance with the laws of, the State of New York.

Regarding the Trustee

      The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain certain limitations on the rights of the trustee, should it become a creditor of Lear, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

      The holders of a majority in principal amount of the then outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The Trust Indenture Act and the indenture provide that in case an Event of Default shall occur (and be continuing), the trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the notes issued thereunder, unless they have offered to the trustee indemnity satisfactory to it.

Book-Entry, Delivery and Form

      We will initially issue the exchange notes in respect of original notes held in global form in the form of one or more global notes. The global notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee.

      Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for physical certificated exchange notes except in connection with a transfer to an Institutional Accredited Investor or in the limited circumstances described below.

      All interests in the global notes, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Certain Book-Entry Procedures for the Global Notes

      The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We take no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

      DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and (5) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, “participants”) and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

      We expect that pursuant to procedures established by DTC (1) upon deposit of each global note, DTC will credit the accounts of participants with an interest in such global note and (2) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

      The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

      So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have exchange notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes (except in connection with a transfer to an Institutional Accredited Investor), and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of exchange notes under the applicable indenture or such global note. We understand that under existing industry practice, in the event that we request any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

      Payments with respect to the principal of, and premium, if any, and interest on, any exchange notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of such global note representing such exchange notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the exchange notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, and interest). Payments by participants and indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of such participants or indirect participants and DTC.

      Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the exchange notes, cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Exchange Notes

      If (1) we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as clearing agency under the Securities Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the applicable exchange notes in definitive form under the indenture or (iii) an Event of Default has occurred and is continuing and the registrar for the exchange notes has received a request from the DTC, then, upon surrender by DTC of such global note, certificated notes will be issued to each person that DTC identifies as the beneficial owners, or participant nominees, of the exchange notes represented by such global note. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

      Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following general discussion summarizes the material U.S. federal income tax considerations relevant to the exchange of original notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes by holders who acquire the exchange notes pursuant to the exchange offer. This discussion does not purport to be a complete analysis of all potential tax considerations relating to the exchange notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances. The discussion also does not address the U.S. federal income tax consequences of holders subject to special treatment under U.S. federal income tax laws, such as certain controlled foreign corporations, passive foreign investment companies, banks, thrifts, regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, tax-exempt organizations, partnerships and pass-through entities, persons that hold the exchange notes as part of a straddle, a hedge against currency risk, a conversion transaction, or an integrated or other risk reduction transaction, or persons that have a functional currency other than the U.S. dollar. Moreover, neither the effect of any applicable state, local or foreign tax laws nor the possible application of federal estate and gift taxation or the alternative minimum tax is discussed. This discussion assumes the notes are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this discussion is limited to initial holders who purchased original notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold for cash).

      If a partnership or other entity treated for tax purposes as a partnership holds exchange notes, the tax treatment of a partner thereof generally will depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership of owning and disposing of the exchange notes.

      This discussion is based upon the Code, existing and proposed regulations thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. The discussion herein does not foreclose the possibility of a contrary decision by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future. We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below.

      Holders of original notes should consult their own tax advisors regarding the application of U.S. federal tax laws, as well as the tax laws of any state, local, or foreign jurisdiction, to the exchange offer (and to holding and disposing of the exchange notes) in light of their particular circumstances.

Exchange Offer

      The exchange of original notes for the exchange notes under the terms of the exchange offer will not constitute a taxable exchange. As a result, (1) a holder will not recognize taxable gain or loss as a result of exchanging original notes for the exchange notes under the terms of the exchange offer, (2) the holder’s holding period of the exchange notes will include the holding period of the original notes exchanged for the exchange notes, and (3) a holder’s adjusted tax basis in the exchange notes will be the same as the adjusted tax basis, immediately before the exchange, of the original notes exchanged for the exchange notes.

United States Holders

      As used herein, “United States Holder” means a beneficial owner of the exchange notes who or that is:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, was treated as a United States person prior to such date and has elected to continue to be treated as a United States person.

Interest

      Payments of stated interest on the exchange notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of accounting for U.S. federal income tax purposes.

      On an optional redemption, we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. As we believe that the likelihood that we will be obligated to make any such payments is remote, we do not intend to treat the potential payment of a premium pursuant to the optional redemption as part of the yield to maturity of any exchange notes. Our determination that these contingencies are remote is binding on a United States Holder, unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations, but is not binding on the IRS. Were the IRS to challenge this determination, a United States Holder might be required to accrue income on its exchange notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of an exchange note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder.

Sale or Other Taxable Disposition of the Exchange Notes

      In general, a United States Holder will recognize gain or loss on the sale, exchange (other than in a tax-free transaction), redemption, retirement or other taxable disposition of an exchange note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the exchange note. A United States Holder’s adjusted basis in an exchange note generally will be the United States Holder’s cost of such exchange note. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States Holder’s holding period for the exchange note is more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of any capital loss is subject to limitation.

Backup Withholding and Information Reporting

      In general, information reporting requirements will apply to payments of interest and principal on the exchange notes to United States Holders and the receipt of proceeds upon the sale or other disposition of exchange notes by United States Holders. A United States Holder may be subject to a backup withholding tax (currently at a rate of 28%). Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting and backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

      United States Holders should consult their tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

      We will furnish annually to the IRS, and to record holders of the exchange notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the exchange notes.

Non-United States Holders

      The following summary is a general description of certain United States federal income tax consequences to a non-United States Holder (which, for purposes of this discussion, means a holder of an exchange note that is an individual, corporation or other entity taxable as a corporation for United States federal income tax purposes, estate or trust and not a United States Holder as defined above).

Interest Payments

      United States tax law generally imposes a withholding tax of 30% in respect of interest payments to foreign holders if such interest is not effectively connected with the non-United States Holder’s conduct of a U.S. trade or business. Subject to the discussions of “— Backup Withholding and Information Reporting” below, interest paid to a non-United States Holder will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate), provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•	such holder is not a controlled foreign corporation that is directly or indirectly related to us through stock ownership;

•	such holder is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally on IRS Form W-8 BEN), or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the exchange notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its exchange notes through a “qualified intermediary” and certain conditions are satisfied.

      Even if the above conditions are not met, a non-United States Holder may be entitled to a reduction in, or exemption from, withholding tax on interest under a tax treaty between the United States and the non-United States Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-United States Holder must generally complete IRS Form W-8 BEN and claim the reduction or exemption on the form.

      The certification requirements described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number.

      Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

Sale or Other Taxable Disposition of the Exchange Notes

      Subject to the discussion of “— United States Trade or Business” below, a non-United States Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of an exchange note. However, a non-United States Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

United States Trade or Business

      If interest or gain from a disposition of the exchange notes is effectively connected with a non-United States Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies and the non-United States Holder maintains a U.S. “permanent establishment” to which the interest or gain is generally attributable), the non-United States Holder may be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the exchange notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of an exchange note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

      Generally, we must report to the IRS and to each non-United States Holder the amount of interest paid to such non-United States Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-United States Holder resides under the provisions of an applicable income tax treaty. Backup withholding generally will not apply to payments of principal and interest made by us or our paying agent on an exchange note to a non-United States Holder if the non-United States Holder has provided the required certification that it is not a United States person (provided that neither we nor our agents have actual knowledge or reason to know that the holder is a United States person).

      Information reporting and, depending on the circumstances, backup withholding may apply to the proceeds of a sale of exchange notes made within the United States or conducted through certain United States-related financial intermediaries, unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the non-United States Holder is a United States person), or the non-United States Holder otherwise establishes an exemption.

      Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reasons to know that the certification is false. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be claimed as a refund, provided the required information is furnished timely to the IRS.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. Lear has agreed that, for a period of 90 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      Lear will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes, or through a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      Lear has agreed, for a period of 90 days after the expiration date to promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Lear has also agreed to pay all expenses incident to the exchange offer and will indemnify the holders of the securities, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act to the extent they arise out of or are based upon:

(1) any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus or

(2) an omission or alleged omission to state in the registration statement or the prospectus a material fact that is necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      This indemnification obligation does not extend to statements or omissions in the registration statement or prospectus made in reliance upon and in conformity with written information pertaining to the holder that is furnished to Lear by or on behalf of the holder.

LEGAL MATTERS

      Winston & Strawn LLP, Chicago, Illinois, will pass upon certain legal matters relating to the validity of the issuance of the exchange notes offered hereby and the issuance of the related guarantees by each guarantor organized under Delaware law. Squire, Sanders & Dempsey, S.L., Sociedad Unipersonal, Madrid, Spain, and Baker & McKenzie, S.C., Mexico, will pass upon certain legal matters relating to the validity of the issuance of the guarantees offered hereby by Lear Automotive (EEDS) Spain S.L. and Lear Corporation Mexico, S.A. de C.V., respectively.

EXPERTS

      The consolidated financial statements of Lear Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedules appearing therein), and Lear Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$400,000,000

5 3/4% Senior Notes due 2014

PROSPECTUS

March 4, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Lear Corporation is a Delaware corporation. Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no such person adjudged liable to the corporation shall be entitled to indemnification unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application, that in view of the circumstances of the case, such person is entitled to indemnity. In any type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

      Delaware law does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

      Lear’s Restated Certificate of Incorporation and Bylaws require Lear to indemnify its directors and officers to the fullest extent permitted under Delaware law. Lear’s Restated Certificate of Incorporation states that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to Lear or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (regarding unlawful payment of dividends) or (iv) for any transaction from which the director derived an improper personal benefit.

      Lear has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of Lear or its subsidiaries, or that may arise out of their status as directors or officers of Lear or its subsidiaries, including liabilities under the federal and state securities laws.

Item 21.	Exhibits and Financial Statements Schedules.

(A)	Exhibits.

Exhibit
Number	Exhibit

3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 1996).
3.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated August 8, 2002).

Exhibit
Number	Exhibit

3.3	Certificate of Incorporation of Lear Operations Corporation (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-4 filed on June 22, 1999).
3.4	By-laws of Lear Operations Corporation (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-4 filed on June 22, 1999).
3.5	Certificate of Incorporation of Lear Corporation EEDS and Interiors (incorporated by reference to Exhibit 3.7 to the Company’s Registration Statement on Form S-4/A filed on June 6, 2001).
3.6	By-laws of Lear Corporation EEDS and Interiors (incorporated by reference to Exhibit 3.8 to the Company’s Registration Statement on Form S-4/A filed on June 6, 2001).
3.7	Certificate of Incorporation of Lear Seating Holdings Corp. #50 (incorporated by reference to Exhibit 3.9 to the Company’s Registration Statement on Form S-4/A filed on June 6, 2001).
3.8	By-laws of Lear Seating Holdings Corp. #50 (incorporated by reference to Exhibit 3.10 to the Company’s Registration Statement on Form S-4/A filed on June 6, 2001).
3.9	Certificate of Formation of Lear Technologies, L.L.C. (incorporated by reference to Exhibit 3.11 to the Company’s Registration Statement on Form S-3 filed on March 28, 2002).
3.10	Limited Liability Company Agreement of Lear Technologies, L.L.C. (incorporated by reference to Exhibit 3.12 to the Company’s Registration Statement on Form S-3 filed on March 28, 2002).
3.11	Certificate of Limited Partnership of Lear Midwest Automotive, Limited Partnership (incorporated by reference to Exhibit 3.13 to the Company’s Registration Statement on Form S-3 filed on March 28, 2002).
3.12	Agreement of Limited Partnership of Lear Midwest Automotive, Limited Partnership, including First and Second Amendments thereto (incorporated by reference to Exhibit 3.14 to the Company’s Registration Statement on Form S-3 filed on March 28, 2002).
3.13	Third Amendment to Agreement of Limited Partnership of Lear Midwest Automotive, Limited Partnership (incorporated by reference to Exhibit 3.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).
3.14	Deed of Transformation of Lear Automotive (EEDS) Spain S.L. (Unofficial English Translation) (incorporated by reference to Exhibit 3.17 to the Company’s Registration Statement on Form S-3 filed on May 8, 2002).
3.15	By-laws of Lear Automotive (EEDS) Spain S.L. (Unofficial English Translation) (incorporated by reference to Exhibit 3.18 to the Company’s Registration Statement on Form S-3 filed on May 8, 2002).
3.16	Articles of Incorporation of Lear Corporation Mexico, S.A. de C.V. (Unofficial English Translation) (incorporated by reference to Exhibit 3.19 to the Company’s Registration Statement on Form S-3 filed on March 28, 2002).
3.17	By-laws of Lear Corporation Mexico, S.A. de C.V. (Unofficial English Translation) (incorporated by reference to Exhibit 3.20 to the Company’s Registration Statement on Form S-3 filed on March 28, 2002).
4.1	Indenture dated as of May 15, 1999, by and among Lear Corporation as Issuer, the Guarantors party thereto from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 1999).
4.2	Supplemental Indenture No. 1 to Indenture dated as of May 15, 1999, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
4.3	Supplemental Indenture No. 2 to Indenture dated as of May 15, 1999, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

Exhibit
Number		Exhibit

4.4		Supplemental Indenture No. 3 to Indenture dated as of May 15, 1999, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).
4.5		Indenture dated as of March 20, 2001, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee, relating to the 8 1/8% Senior Notes due 2008, including the form of exchange note attached thereto (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-4 filed on April 23, 2001).
4.6		Supplemental Indenture No. 1 to Indenture dated as of March 20, 2001, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).
4.7		Supplemental Indenture No. 2 to Indenture dated as of March 20, 2001, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).
4.8		Indenture dated as of February 20, 2002, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).
4.9		Supplemental Indenture No. 1 to Indenture dated as of February 20, 2002, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.1 to the Company Current Report on Form 8-K dated August 26, 2004).
4.10		Indenture dated as of August 3, 2004, by and among Lear Corporation as Issuer, the Guarantors party thereto from time to time and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated August 3, 2004).
*5	.1	Opinion of Winston & Strawn LLP.
*5	.2	Opinion of Squire, Sanders & Dempsey, S.L., Sociedad Unipersonal.
*5	.3	Opinion of Baker & McKenzie, S.C.
10.1		Third Amended and Restated Credit and Guarantee Agreement, dated as of March 26, 2001, among Lear Corporation, Lear Canada, the Foreign Subsidiary Borrowers (as defined therein), the Lenders Party thereto, Bank of America, N.A., Citibank, N.A. and Deutsche Banc Alex Brown Inc., as Syndication Agent, The Bank of Nova Scotia, as Documentation Agent and Canadian Administrative Agent, The Other Agents Named in Schedule IX thereto and The Chase Manhattan Bank, as General Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-4 filed on April 23, 2001).
10.2		Stock Purchase Agreement dated as of March 16, 1999, by and between Nevada Bond Investment Corp. II and Lear Corporation (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated March 16, 1999).
10.3		Stock Purchase Agreement dated as of May 7, 1999, between Lear Corporation and Johnson Electric Holdings Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 7, 1999).
10.4		Purchase and Transfer Agreement dated as of April 5, 2004, among Lear Corporation Holding GmbH, The Company GmbH & Co. KG and the Sellers named therein (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on From 10-Q for the quarter ended April 3, 2004).
10.5		Purchase Agreement dated as of July 29, 2004, by and among Lear Corporation as Issuer, the Guarantors party thereto and the Purchasers (as defined therein) (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2004).

Exhibit
Number		Exhibit

10.6		Registration Rights Agreement dated as of August 3, 2004, by and among Lear Corporation as Issuer, the Guarantors party thereto and the Initial Purchasers (as defined therein) (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2004).
10	.7†	Employment Agreement dated July 5, 2000 between the Company and Robert E. Rossiter (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10	.8†	Employment Agreement dated July 5, 2000 between the Company and James H. Vandenberghe (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10	.9†	Employment Agreement dated July 5, 2000 between the Company and Donald J. Stebbins (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10	.10†	Employment Agreement dated July 5, 2000 between the Company and Douglas G. DelGrosso (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10	.11†	Employment Agreement dated July 5, 2000, between the Company and David C. Wajsgras (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002).
10	.12†	Employment Agreement dated July 28, 2003, between the Company and Daniel A. Ninivaggi (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2003).
10	.13†	Performance Share Award Agreement dated June 22, 2004, between the Company and Robert E. Rossiter (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004).
10	.14†	Performance Share Award Agreement dated June 22, 2004, between the Company and James H. Vandenberghe (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004)
10	.15†	Performance Share Award Agreement dated June 22, 2004, between the Company and Douglas G. DelGrosso (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004).
10	.16†	Performance Share Award Agreement dated June 22, 2004, between the Company and Donald J. Stebbins (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004).
10	.17†	Performance Share Award Agreement dated June 22, 2004, between the Company and David C. Wajsgras (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004).
10	.18†	Performance Share Award Agreement dated June 22, 2004, between the Company and Roger A. Jackson (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004).
10	.19†	Performance Share Award Agreement dated June 22, 2004, between the Company and Daniel A. Ninivaggi (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004).
10	.20†	Lear Corporation 1994 Stock Option Plan (incorporated by reference to Exhibit 10.27 to the Company’s Transition Report on Form 10-K filed on March 31, 1994).
10	.21†	Lear Corporation 1994 Stock Option Plan, Second Amendment effective January 1, 1996 (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).
10	.22†	Lear Corporation 1994 Stock Option Plan, Third Amendment effective March 14, 1997 (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

Exhibit
Number		Exhibit

10	.23†	Lear Corporation 1996 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 1997).
10	.24†	Form of the Lear Corporation 1996 Stock Option Plan Stock Option Agreement (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).
10	.25†	Lear Corporation Long-Term Stock Incentive Plan, as amended and restated (incorporated by reference to Appendix B to the Company’s definitive proxy statement on Schedule 14A filed March 27, 2003, for the 2003 annual meeting of stockholders).
10	.26†	Form of the Long-Term Stock Incentive Plan 2002 Nontransferable Nonqualified Stock Option Terms and Conditions (incorporated by reference to Exhibit 10.12 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).
10	.27†	Form of Long-Term Stock Incentive Plan 2003 Director Nonqualified, Nontransferable Stock Option Terms and Conditions (incorporated by reference to Exhibit 10.14 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).
10	.28†	Form of the Long-Term Stock Incentive Plan 2003 Restricted Stock Unit Terms and Conditions (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).
10	.29†	Form of the Long-Term Stock Incentive Plan 2003 Deferral and Restricted Stock Unit Agreement — MSPP (U.S.) (incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).
10	.30†	Form of the Long-Term Stock Incentive Plan 2003 Deferral and Restricted Stock Unit Agreement — MSPP (Non-U.S.) (incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).
10	.31†	Form of the Long-Term Stock Incentive Plan 2004 Restricted Stock Unit Terms and Conditions for Management (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated November 11, 2004).
10	.32†	2005 Management Stock Purchase Plan (U.S.) Terms and Conditions (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).
10	.33†	2005 Management Stock Purchase Plan (Non-U.S.) Terms and Conditions (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).
10	.34†	Lear Corporation Outside Directors Compensation Plan, effective January 1, 2005 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated December 7, 2004).
10	.35†	Lear Corporation Estate Preservation Plan (incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).
10	.36†	Lear Corporation Executive Supplemental Savings Plan (incorporated by reference to Exhibit 10.36 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).
10	.37†	Lear Corporation Pension Equalization Program, as amended through August 15, 2003 (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).
10	.38†	Lear Corporation Annual Incentive Compensation Plan, incorporated by reference herein to Exhibit 10.1 to the Company’s Current Report on 8-K dated February 10, 2005.
10	.39†	Form of Performance Share Award Agreement for the three-year period ending December 31, 2007, incorporated by reference herein to Exhibit 10.2 to the Company’s Current Report on 8-K dated February 10, 2005.
*11	.1	Computation of net income per share.

Exhibit
Number		Exhibit

*12	.1	Computation of ratios of earnings to fixed charges.
21.1		List of subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).
*23	.1	Consent of Ernst & Young LLP.
*23	.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1).
*23	.3	Consent of Squire, Sanders & Dempsey, S.L., Sociedad Unipersonal (included in Exhibit 5.2).
*23	.4	Consent of Baker & McKenzie, S.C. (included in Exhibit 5.3).
**23	.5	Powers of Attorney (included on the signature pages of the Form S-4 Registration Statement filed on November 18, 2004).
*25	.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of BNY Midwest Trust Company, as Trustee under the Indenture.
*99	.1	Form of Letter of Transmittal.
*99	.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
*99	.3	Form of Letter to Clients.
*99	.4	Form of Notice of Guaranteed Delivery.

*	Filed herewith.

**	Previously filed.

†	Compensatory Plan or Arrangement.

      (B) Financial Statement Schedules.

      Schedules are omitted since the information required to be submitted has been included in the Supplemental Consolidated Financial Statements of Lear or the notes thereto, or the required information is not applicable.

Item 22.	Undertakings.

      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To respond to request for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such requests, and to send the incorporated documents by first class mail to equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 1st day of March, 2005.

LEAR CORPORATION

By:	/s/ ROBERT E. ROSSITER

Robert E. Rossiter
Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ ROBERT E. ROSSITER Robert E. Rossiter	Chairman of the Board of Directors and Chief Executive Officer and a Director (Principal Executive Officer)	March 1, 2005

* James H. Vandenberghe	Vice Chairman	March 1, 2005

/s/ DAVID C. WAJSGRAS David C. Wajsgras	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 1, 2005

* William C. Dircks	Vice President and Corporate Controller (Principal Accounting Officer)	March 1, 2005

* Anne K. Bingaman	Director	March 1, 2005

* Dr. David E. Fry	Director	March 1, 2005

* Justice Conrad L. Mallett	Director	March 1, 2005

* Larry W. McCurdy	Director	March 1, 2005

* Roy E. Parrott	Director	March 1, 2005

* David P. Spalding	Director	March 1, 2005

Name	Title	Date

* James A. Stern	Director	March 1, 2005

/s/ HENRY D. G. WALLACE Henry D. G. Wallace	Director	March 1, 2005

* Richard F. Wallman	Director	March 1, 2005

/s/ DAVID C. WAJSGRAS *Attorney-in-fact for each of the persons indicated

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 1st day of March, 2005.

LEAR OPERATIONS CORPORATION

By:	/s/ ROBERT E. ROSSITER

Robert E. Rossiter
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT E. ROSSITER Robert E. Rossiter	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 1, 2005

/s/ DAVID C. WAJSGRAS David C. Wajsgras	Vice President (Principal Financial and Accounting Officer)	March 1, 2005

* James H. Vandenberghe	Director	March 1, 2005

* Daniel A. Ninivaggi	Director	March 1, 2005

/s/ DAVID C. WAJSGRAS *Attorney-in-fact for each of the persons indicated

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 1st day of March, 2005.

LEAR SEATING HOLDINGS CORP. #50

By:	/s/ DAVID C. WAJSGRAS

David C. Wajsgras
Vice President and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* James H. Vandenberghe	President and Director (Principal Executive Officer)	March 1, 2005

/s/ DAVID C. WAJSGRAS David C. Wajsgras	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)	March 1, 2005

* Daniel A. Ninivaggi	Director	March 1, 2005

/s/ DAVID C. WAJSGRAS *Attorney-in-fact for each of the persons indicated

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 1st day of March, 2005.

LEAR CORPORATION EEDS AND INTERIORS

By:	/s/ DAVID C. WAJSGRAS

David C. Wajsgras
Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* James H. Vandenberghe	President and Director (Principal Executive Officer)	March 1, 2005

/s/ DAVID C. WAJSGRAS David C. Wajsgras	Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	March 1, 2005

* Daniel A. Ninivaggi	Director	March 1, 2005

/s/ DAVID C. WAJSGRAS *Attorney-in-fact for each of the persons indicated

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 1st day of March, 2005.

LEAR TECHNOLOGIES, LLC

By:	Lear Corporation, its sole member

By:	/s/ ROBERT E. ROSSITER

Robert E. Rossiter
Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT E. ROSSITER Robert E. Rossiter	Chairman of the Board of Directors and Chief Executive Officer and a Director of Lear Corporation (Principal Executive Officer)	March 1, 2005

* James H. Vandenberghe	Vice Chairman of Lear Corporation	March 1, 2005

/s/ DAVID C. WAJSGRAS David C. Wajsgras	Senior Vice President and Chief Financial Officer of Lear Corporation (Principal Financial Officer)	March 1, 2005

* William C. Dircks	Vice President and Corporate Controller of Lear Corporation (Principal Accounting Officer)	March 1, 2005

* Anne K. Bingaman	Director of Lear Corporation	March 1, 2005

* Dr. David E. Fry	Director of Lear Corporation	March 1, 2005

* Justice Conrad L. Mallett	Director of Lear Corporation	March 1, 2005

* Larry W. McCurdy	Director of Lear Corporation	March 1, 2005

* Roy E. Parrott	Director of Lear Corporation	March 1, 2005

Signature	Title	Date

* David P. Spalding	Director of Lear Corporation	March 1, 2005

* James A. Stern	Director of Lear Corporation	March 1, 2005

/s/ HENRY D. G. WALLACE Henry D. G. Wallace	Director of Lear Corporation	March 1, 2005

* Richard F. Wallman	Director of Lear Corporation	March 1, 2005

/s/ DAVID C. WAJSGRAS *Attorney-in-fact for each of the persons indicated

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 1st day of March, 2005.

LEAR MIDWEST AUTOMOTIVE, LIMITED PARTNERSHIP

By: Lear Corporation Mendon, its general partner

By:	/s/ DAVID C. WAJSGRAS

David C. Wajsgras
Vice President and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* James H. Vandenberghe	President and Director of Lear Corporation Mendon (Principal Executive Officer)	March 1, 2005

/s/ DAVID C. WAJSGRAS David C. Wajsgras	Vice President, Treasurer and Director of Lear Corporation Mendon (Principal Financial and Accounting Officer)	March 1, 2005

* Daniel A. Ninivaggi	Director of Lear Corporation Mendon	March 1, 2005

/s/ DAVID C. WAJSGRAS *Attorney-in-Fact for the persons indicated

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 1st day of March, 2005.

LEAR AUTOMOTIVE (EEDS) SPAIN S.L.

By:	/s/ PAUL JEFFERSON

Paul Jefferson
Chairman and Managing Director

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ PAUL JEFFERSON Paul Jefferson	Chairman and Managing Director (Co-Principal Executive Officer)	March 1, 2005

* Miguel Herrera-Lasso	Vice Chairman and Managing Director (Co-Principal Executive Officer)	March 1, 2005

* Robert Hooper	Member	March 1, 2005

* Jose Joaquin Ovelar	Principal Financial and Accounting Officer	March 1, 2005

/s/ DAVID C. WAJSGRAS David C. Wajsgras	Authorized United States Representative	March 1, 2005

/s/ DAVID C. WAJSGRAS *Attorney-in-fact for each of the persons indicated

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 1st day of March, 2005.

LEAR CORPORATION MEXICO, S.A. DE C.V.

By:	/s/ JAMES MICHAEL BRACKENBURY

James Michael Brackenbury
President

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES MICHAEL BRACKENBURY James Michael Brackenbury	President and Director (Principal Executive Officer)	March 1, 2005

* James Andrew Manville	Director (Chief Financial and Accounting Officer)	March 1, 2005

* Janis N. Acosta	Director	March 1, 2005

* Donald J. Stebbins	Director	March 1, 2005

/s/ DAVID C. WAJSGRAS David C. Wajsgras	Authorized United States Representative	March 1, 2005

/s/ DAVID C. WAJSGRAS *Attorney-in-fact for each of the persons indicated

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 1996).
3.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated August 8, 2002).
3.3	Certificate of Incorporation of Lear Operations Corporation (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-4 filed on June 22, 1999).
3.4	By-laws of Lear Operations Corporation (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-4 filed on June 22, 1999).
3.5	Certificate of Incorporation of Lear Corporation EEDS and Interiors (incorporated by reference to Exhibit 3.7 to the Company’s Registration Statement on Form S-4/A filed on June 6, 2001).
3.6	By-laws of Lear Corporation EEDS and Interiors (incorporated by reference to Exhibit 3.8 to the Company’s Registration Statement on Form S-4/A filed on June 6, 2001).
3.7	Certificate of Incorporation of Lear Seating Holdings Corp. #50 (incorporated by reference to Exhibit 3.9 to the Company’s Registration Statement on Form S-4/A filed on June 6, 2001).
3.8	By-laws of Lear Seating Holdings Corp. #50 (incorporated by reference to Exhibit 3.10 to the Company’s Registration Statement on Form S-4/A filed on June 6, 2001).
3.9	Certificate of Formation of Lear Technologies, L.L.C. (incorporated by reference to Exhibit 3.11 to the Company’s Registration Statement on Form S-3 filed on March 28, 2002).
3.10	Limited Liability Company Agreement of Lear Technologies, L.L.C. (incorporated by reference to Exhibit 3.12 to the Company’s Registration Statement on Form S-3 filed on March 28, 2002).
3.11	Certificate of Limited Partnership of Lear Midwest Automotive, Limited Partnership (incorporated by reference to Exhibit 3.13 to the Company’s Registration Statement on Form S-3 filed on March 28, 2002).
3.12	Agreement of Limited Partnership of Lear Midwest Automotive, Limited Partnership, including First and Second Amendments thereto (incorporated by reference to Exhibit 3.14 to the Company’s Registration Statement on Form S-3 filed on March 28, 2002).
3.13	Third Amendment to Agreement of Limited Partnership of Lear Midwest Automotive, Limited Partnership (incorporated by reference to Exhibit 3.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).
3.14	Deed of Transformation of Lear Automotive (EEDS) Spain S.L. (Unofficial English Translation) (incorporated by reference to Exhibit 3.17 to the Company’s Registration Statement on Form S-3 filed on May 8, 2002).
3.15	By-laws of Lear Automotive (EEDS) Spain S.L. (Unofficial English Translation) (incorporated by reference to Exhibit 3.18 to the Company’s Registration Statement on Form S-3 filed on May 8, 2002).
3.16	Articles of Incorporation of Lear Corporation Mexico, S.A. de C.V. (Unofficial English Translation) (incorporated by reference to Exhibit 3.19 to the Company’s Registration Statement on Form S-3 filed on March 28, 2002).
3.17	By-laws of Lear Corporation Mexico, S.A. de C.V. (Unofficial English Translation) (incorporated by reference to Exhibit 3.20 to the Company’s Registration Statement on Form S-3 filed on March 28, 2002).
4.1	Indenture dated as of May 15, 1999, by and among Lear Corporation as Issuer, the Guarantors party thereto from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 1999).
4.2	Supplemental Indenture No. 1 to Indenture dated as of May 15, 1999, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).

Exhibit
Number		Exhibit

4.3		Supplemental Indenture No. 2 to Indenture dated as of May 15, 1999, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).
4.4		Supplemental Indenture No. 3 to Indenture dated as of May 15, 1999, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).
4.5		Indenture dated as of March 20, 2001, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee, relating to the 8 1/8% Senior Notes due 2008, including the form of exchange note attached thereto (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-4 filed on April 23, 2001).
4.6		Supplemental Indenture No. 1 to Indenture dated as of March 20, 2001, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).
4.7		Supplemental Indenture No. 2 to Indenture dated as of March 20, 2001, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).
4.8		Indenture dated as of February 20, 2002, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).
4.9		Supplemental Indenture No. 1 to Indenture dated as of February 20, 2002, by and among Lear Corporation as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.1 to the Company Current Report on Form 8-K dated August 26, 2004).
4.10		Indenture dated as of August 3, 2004, by and among Lear Corporation as Issuer, the Guarantors party thereto from time to time and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated August 3, 2004).
*5	.1	Opinion of Winston & Strawn LLP.
*5	.2	Opinion of Squire, Sanders & Dempsey, S.L., Sociedad Unipersonal.
*5	.3	Opinion of Baker & McKenzie, S.C.
10.1		Third Amended and Restated Credit and Guarantee Agreement, dated as of March 26, 2001, among Lear Corporation, Lear Canada, the Foreign Subsidiary Borrowers (as defined therein), the Lenders Party thereto, Bank of America, N.A., Citibank, N.A. and Deutsche Banc Alex Brown Inc., as Syndication Agent, The Bank of Nova Scotia, as Documentation Agent and Canadian Administrative Agent, The Other Agents Named in Schedule IX thereto and The Chase Manhattan Bank, as General Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-4 filed on April 23, 2001).
10.2		Stock Purchase Agreement dated as of March 16, 1999, by and between Nevada Bond Investment Corp. II and Lear Corporation (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated March 16, 1999).
10.3		Stock Purchase Agreement dated as of May 7, 1999, between Lear Corporation and Johnson Electric Holdings Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 7, 1999).
10.4		Purchase and Transfer Agreement dated as of April 5, 2004, among Lear Corporation Holding GmbH, The Company GmbH & Co. KG and the Sellers named therein (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on From 10-Q for the quarter ended April 3, 2004).

Exhibit
Number		Exhibit

10.5		Purchase Agreement dated as of July 29, 2004, by and among Lear Corporation as Issuer, the Guarantors party thereto and the Purchasers (as defined therein) (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2004).
10.6		Registration Rights Agreement dated as of August 3, 2004, by and among Lear Corporation as Issuer, the Guarantors party thereto and the Initial Purchasers (as defined therein) (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2004).
10	.7†	Employment Agreement dated July 5, 2000 between the Company and Robert E. Rossiter (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10	.8†	Employment Agreement dated July 5, 2000 between the Company and James H. Vandenberghe (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10	.9†	Employment Agreement dated July 5, 2000 between the Company and Donald J. Stebbins (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10	.10†	Employment Agreement dated July 5, 2000 between the Company and Douglas G. DelGrosso (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
10	.11†	Employment Agreement dated July 5, 2000, between the Company and David C. Wajsgras (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002).
10	.12†	Employment Agreement dated July 28, 2003, between the Company and Daniel A. Ninivaggi (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2003).
10	.13†	Performance Share Award Agreement dated June 22, 2004, between the Company and Robert E. Rossiter (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004).
10	.14†	Performance Share Award Agreement dated June 22, 2004, between the Company and James H. Vandenberghe (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004).
10	.15†	Performance Share Award Agreement dated June 22, 2004, between the Company and Douglas G. DelGrosso (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004).
10	.16†	Performance Share Award Agreement dated June 22, 2004, between the Company and Donald J. Stebbins (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004).
10	.17†	Performance Share Award Agreement dated June 22, 2004, between the Company and David C. Wajsgras (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004).
10	.18†	Performance Share Award Agreement dated June 22, 2004, between the Company and Roger A. Jackson (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004).
10	.19†	Performance Share Award Agreement dated June 22, 2004, between the Company and Daniel A. Ninivaggi (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004).
10	.20†	Lear Corporation 1994 Stock Option Plan (incorporated by reference to Exhibit 10.27 to the Company’s Transition Report on Form 10-K filed on March 31, 1994).
10	.21†	Lear Corporation 1994 Stock Option Plan, Second Amendment effective January 1, 1996 (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

Exhibit
Number		Exhibit

10	.22†	Lear Corporation 1994 Stock Option Plan, Third Amendment effective March 14, 1997 (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).
10	.23†	Lear Corporation 1996 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 1997).
10	.24†	Form of the Lear Corporation 1996 Stock Option Plan Stock Option Agreement (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).
10	.25†	Lear Corporation Long-Term Stock Incentive Plan, as amended and restated (incorporated by reference to Appendix B to the Company’s definitive proxy statement on Schedule 14A filed March 27, 2003, for the 2003 annual meeting of stockholders).
10	.26†	Form of the Long-Term Stock Incentive Plan 2002 Nontransferable Nonqualified Stock Option Terms and Conditions (incorporated by reference to Exhibit 10.12 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).
10	.27†	Form of Long-Term Stock Incentive Plan 2003 Director Nonqualified, Nontransferable Stock Option Terms and Conditions (incorporated by reference to Exhibit 10.14 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).
10	.28†	Form of the Long-Term Stock Incentive Plan 2003 Restricted Stock Unit Terms and Conditions (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).
10	.29†	Form of the Long-Term Stock Incentive Plan 2003 Deferral and Restricted Stock Unit Agreement — MSPP (U.S.) (incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).
10	.30†	Form of the Long-Term Stock Incentive Plan 2003 Deferral and Restricted Stock Unit Agreement — MSPP (Non-U.S.) (incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).
10	.31†	Form of the Long-Term Stock Incentive Plan 2004 Restricted Stock Unit Terms and Conditions for Management (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated November 11, 2004).
10	.32†	2005 Management Stock Purchase Plan (U.S.) Terms and Conditions (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).
10	.33†	2005 Management Stock Purchase Plan (Non-U.S.) Terms and Conditions (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).
10	.34†	Lear Corporation Outside Directors Compensation Plan, effective January 1, 2005 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated December 7, 2004).
10	.35†	Lear Corporation Estate Preservation Plan (incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).
10	.36†	Lear Corporation Executive Supplemental Savings Plan (incorporated by reference to Exhibit 10.36 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).
10	.37†	Lear Corporation Pension Equalization Program, as amended through August 15, 2003 (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).
10	.38†	Lear Corporation Annual Incentive Compensation Plan, incorporated by reference herein to Exhibit 10.1 to the Company’s Current Report on 8-K dated February 10, 2005.
10	.39†	Form of Performance Share Award Agreement for the three-year period ending December 31, 2007, incorporated by reference herein to Exhibit 10.2 to the Company’s Current Report on 8-K dated February 10, 2005.
*11	.1	Computation of net income per share.

Exhibit
Number		Exhibit

*12	.1	Computation of ratios of earnings to fixed charges.
21.1		List of subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).
*23	.1	Consent of Ernst & Young LLP.
*23	.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1).
*23	.3	Consent of Squire, Sanders & Dempsey, S.L., Sociedad Unipersonal (included in Exhibit 5.2).
*23	.4	Consent of Baker & McKenzie, S.C. (included in Exhibit 5.3).
**23	.5	Powers of Attorney (included on the signature pages of the Form S-4 Registration Statement filed on November 18, 2004).
*25	.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of BNY Midwest Trust Company, as Trustee under the Indenture.
*99	.1	Form of Letter of Transmittal.
*99	.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
*99	.3	Form of Letter to Clients.
*99	.4	Form of Notice of Guaranteed Delivery.

*	Filed herewith.

**	Previously filed.

†	Compensatory Plan or Arrangement.